Exhibit 4.32

EXECUTION VERSION

CONFIDENTIAL

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT,

MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT

MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY

DISCLOSED

COLLABORATION

AND

LICENSE AGREEMENT

by and between

MEREO BIOPHARMA 3 LIMITED

and

ULTRAGENYX PHARMACEUTICAL INC.

Dated as of December 17, 2020

i

ii

iii

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (this “Agreement”) is entered into as of December 17, 2020 (the “Execution Date”) by and between Mereo BioPharma 3 Limited, a corporation with a place of business at 1 Cavendish Place, London, W1G 0QF, United Kingdom (“Mereo”) and Ultragenyx Pharmaceutical Inc., a corporation with a place of business at 60 Leveroni Court, Novato, CA 94949, United States (“UGNX”). UGNX and Mereo are each hereafter referred to individually as a “Party” and together as the “Parties”.

WHEREAS, Mereo has research, development, manufacturing and commercialization expertise for pharmaceutical and biologics products for the treatment of rare diseases and has worldwide, exclusive rights to develop and commercialize a fully human monoclonal antibody targeting sclerostin, known as BPS-804 or setrusumab;

WHEREAS, UGNX has research, development, manufacturing and commercialization expertise for pharmaceutical and biologics products for the treatment of rare diseases; and

WHEREAS, UGNX and Mereo desire to collaborate to develop and commercialize setrusumab, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1. DEFINITIONS

All references to particular Exhibits, Articles or Sections mean the Exhibits to, and Articles and Sections of, this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits and Appendices hereto, the following words and phrases have the following meanings:

Section 1.1 “Abandoned Patent Right” has the meaning set forth in Section 9.2.1(b).

Section 1.2 “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person, for as long as such control exists. For purposes of this definition, “control” means the direct or indirect ownership of more than fifty percent (50%) of the voting or economic interest of a Person, or the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Person. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.

Section 1.3 “Agreement” has the meaning set forth in the Preamble.

Section 1.4 “Alliance Manager” has the meaning set forth in Section 3.1.2.

Section 1.5 “Anti-Bribery and Anti-Corruption Laws” has the meaning set forth in Section 10.4(c)(i)A.

Section 1.6 “Anti-Corruption Policies” has the meaning set forth in Section 10.4(c)(i)D.

Section 1.7 “Audited Party” has the meaning set forth in Section 8.10.1.

Section 1.8 “Background IP” means Background Patent Rights and Background Know-How.

Section 1.9 “Background Know-How” means Know-How (a) Controlled by a Party prior to the Effective Date or (b) coming into the Control of such Party during the Term, but not generated in the performance of the activities conducted under this Agreement.

Section 1.10 “Background Patent Rights” means Patent Rights (a) Controlled by a Party prior to the Effective Date or (b) coming into the Control of such Party during the Term, but not generated in the performance of the activities conducted under this Agreement.

Section 1.11 “Biosimilar Application” means any BLA filed with applicable Regulatory Authority for Marketing Approval of a Biosimilar Product in a country in the UGNX Territory or Mereo Territory.

Section 1.12 “Biosimilar Product” means, with respect to a Licensed Product in a particular country in the UGNX Territory or Mereo Territory, any biological product that is claimed to be biosimilar to, or interchangeable or substitutable with, such Licensed Product (including a product that is the subject of an application submitted under Section 351(k) of the PHSA in the US or under Article 10(4) of Directive 2001/83/EC (as amended, including by EU Directive 2004/27/EC) in the EEA or any member state thereof, in each case citing such Licensed Product as the reference product) or for which the BLA (or any corresponding foreign application outside the United States) otherwise references or relies on such Licensed Product.

Section 1.13 “BLA” means (a) a Biologics License Application under section 351 of the PHSA, 42 U.S.C. 262, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto) or (b) any corresponding foreign application, including, with respect to the European Union, a Marketing Authorization Application (“MAA”) filed with the EMA pursuant to the Centralized Approval Procedure or with the applicable Regulatory Authority of a country in the EEA with respect to the mutual recognition, or any other analogous marketing authorization or approval applications in other countries or regulatory jurisdictions.

Section 1.14 “Calendar Quarter” means each of the three (3) month periods ending March 31, June 30, September 30 and December 31; provided, however, that: (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter shall extend from the beginning of the Calendar Quarter in which this Agreement expires or terminates until the effective date of such expiration or termination.

Section 1.15 “Calendar Year” means each of the twelve (12) month periods ending December 31; provided, however, that: (a) the first Calendar Year of the Term shall extend from the Effective Date to the end of the first complete Calendar Year thereafter; and (b) the last Calendar Year shall extend from the beginning of the Calendar Year in which this Agreement expires or terminates until the effective date of such expiration or termination.

Section 1.16 “Centralized Approval Procedure” means the procedure under Regulation (EC) 726/2004 through which a MAA filed with the European Medicines Agency results in a single marketing authorization valid in all European Union member states, Iceland, Norway and Liechtenstein.

Section 1.17 “Clinical Supply Agreement” has the meaning set forth in Section 6.2.

Section 1.18 “Clinical Trial” means any clinical trials and clinical studies for the Licensed Product, including any Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, Pivotal Clinical Trial and Phase 4 Clinical Trial.

Section 1.19 “CMC” means chemistry, manufacturing and controls activities in connection with the Licensed Product.

Section 1.20 “CMO” means contract manufacturing organization.

Section 1.21 “Combination Product” has the meaning set forth in Section 1.110.

Section 1.22 “Commercialization” means any and all processes and activities conducted to establish and maintain sales for the Licensed Product, including the conduct of Clinical Trials after receipt of Marketing Approval for the relevant Indication to the extent such trials are not included in “Development” hereunder, processes and activities to market, advertise, promote, store, transport, distribute, import, export, offer to sell (including pricing and reimbursement and value and access activities as well as observational research and evidence generation including economic value), detail, sell a pharmaceutical product, conduct other commercialization activities, including activities conducted in connection with commercial launch, such as branding (including activities to obtain international nonproprietary names and other nonproprietary names for the Licensed Product, and research relating to product naming), establishing a sales force, forecasting mechanisms, drug pricing analyses and launch strategies, including in support of any of the foregoing (including training, materials, public relations and market research), as well as medical affairs related to the foregoing activities; provided, however, that Commercialization shall exclude Development and Manufacturing. “Commercialize” shall have the correlative meaning of Commercialization.

Section 1.23 “Commercial Milestone Events” has the meaning set forth in Section 8.2.2.

Section 1.24 “Commercial Milestone Payments” has the meaning set forth in Section 8.2.2.

Section 1.25 “Commercially Reasonable Efforts” means, with respect to a [***] performing activities under this Agreement, those efforts and resources commensurate with those efforts commonly used in the [***]. It is anticipated that the level of effort may change over time, reflecting changes in the status of the aforementioned attributes and potential of the product.

Section 1.26 “Competing Product” means any commercial product other than the Licensed Product that (a) is or contains a sclerostin inhibitor or (b) is indicated for the treatment of osteogenesis imperfecta.

Section 1.27 “Confidential Disclosure Agreement” means the Confidential Disclosure Agreement by and between the Parties [***].

Section 1.28 “Confidential Information” has the meaning set forth in Section 13.1.1.

Section 1.29 “Control” or “Controlled” means, with respect to any Know-How, Patent Right, Regulatory Documentation, or other Intellectual Property Rights, the possession (whether by ownership or license, other than by a license or sublicense granted pursuant to this Agreement) by a Party or its Affiliate of the ability to grant to the other Party a license or access as provided herein to such Know-How, Patent Right, Regulatory Documentation or other Intellectual Property Rights, without violating the terms of any agreement or other arrangement of such Party with any Third Party, in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license or access.

Section 1.30 “Core Development Plan” has the meaning set forth in Section 4.1.1.

Section 1.31 “Core Dossier” means the collection of Data and information necessary for obtaining from the FDA and EMA the Marketing Approvals for the Licensed Product for the first adult Indication and the first pediatric Indication in the U.S. and the EEA respectively.

Section 1.32 “Costs” means both internal and external costs and expenses, including allocations for overhead expenses.

Section 1.33 “Cover” means (a) with respect to Know-How, that the Exploitation of a given molecule, pharmaceutical product, or item would require the use of such Know-How and (b) with respect to a Patent Right, that the Exploitation of a given molecule, pharmaceutical product, or item would infringe a Valid Claim of such Patent Right (in the absence of ownership of, or a license under, such Patent Right). Cognates of the word “Cover” have correlative meanings.

Section 1.34 “Covered Results” has the meaning set forth in Section 13.3.

Section 1.35 “CRO” means contract research organization.

Section 1.36 “Data” means any and all Development data, including preclinical data, safety and efficacy data, pharmacology data, chemistry data (including analytical, product characterization, Manufacturing and stability data), toxicology data, data arising from any Clinical Trial (including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, safety and other electronic databases), together with supporting data and data generated from early patient access programs or compassionate access programs, in each case specifically directed to, or used in the Development of, a pharmaceutical product for applications in the Field.

Section 1.37 “Data Security and Privacy Laws” shall mean all applicable Laws related to data protection and privacy, including, to the extent applicable, the EU Data Protection Laws, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and any supranational, federal, state, or national legislation relating to Personally Identifiable Information or privacy that is applicable to a Party relating to the processing of Personally Identifiable Information.

Section 1.38 “Defending Party” has the meaning set forth in Section 9.5.

Section 1.39 “Development” means those activities required or useful to obtain and maintain Marketing Approval(s) of the Licensed Product, including test and diagnostic method development and stability testing, assay development and audit development, pre-clinical/non-clinical trials (including toxicology, pharmacokinetic, metabolism and excretion studies), formulation development, CMC development, manufacturing process development including commercial scale-up development, pharmacodynamics, quality assurance/quality control development, statistical analysis, Clinical Trials and the associated pharmacovigilance and safety reporting (including all Post-Marketing Commitments), packaging development, regulatory affairs, biomarker strategy and development, report writing and statistical analysis, the preparation, filing and prosecution of Marketing Approval applications and medical affairs in connection with the foregoing activities; provided, however, that Development shall exclude post-Marketing Approval Clinical Trials that are not Post-Marketing Commitments (i.e., traditional Phase 4 Clinical Trials without regulatory mandate), which shall be deemed Commercialization. “Develop” shall have the correlative meaning of Development.

Section 1.40 “Disclosing Party” has the meaning set forth in Section 13.1.1.

Section 1.41 “DMP Studies” has the meaning set forth in Section 4.1.4.

Section 1.42 “Drug Substance” means the fully human monoclonal antibody targeting sclerostin known as BPS-804 or setrusumab, the sequence of which is set forth on [***], and any derivatives or modifications thereto that bind the same target as BPS-804.

Section 1.43 “EEA” means the European Economic Area.

Section 1.44 “Effective Date” means the first (1st) business day following the date on which HSR Clearance occurs, or, if the Parties together determine that no HSR Filing is required for the activities and licenses contemplated under this Agreement, the Execution Date.

Section 1.45 “EMA” means the European Medicines Agency or any successor entity thereto and, with respect to any Marketing Approval in the European Union, includes the European Commission, and for purposes of this Agreement, other Regulatory Authorities in countries in the EEA that are not under European Medicines Agency jurisdiction (e.g., Switzerland and the United Kingdom after its withdrawal from the European Union).

Section 1.46 “Enforcing Party” has the meaning set forth in Section 9.7.4.

Section 1.47 “EU Data Protection Law” means the GDPR (and its derivatives), Directive 2002/58/EC (as transposed into domestic legislation of each European Union Member State or Member State of the EEA) and any other applicable data protection laws, regulations or guidance issued by any relevant supervisory authority in the relevant European Union Member State or Member State of the EEA relating to the protection of natural persons with regard to Personal Data, privacy, or amending, implementing, replacing, or superseding any of the foregoing and including, for clarity, the UK Data Protection Act 2018 and any implementing, replacing or superseding laws of the United Kingdom as a result of the exit by the United Kingdom from the European Union, or, and to the extent applicable, the applicable data protection or privacy laws of any other country including, without limitation, Switzerland.

Section 1.48 “Excluded PCT Application” [***]

Section 1.49 “Execution Date” has the meaning set forth in the preamble.

Section 1.50 “Executive Officers” means (a) with respect to Mereo, the Chief Executive Officer, or any other person that such officer designates from time to time, and (b) with respect to UGNX, the Chief Executive Officer, or any other person that such officer designates from time to time.

Section 1.51 “Existing Studies” has the meaning set forth in Section 4.1.1.

Section 1.52 “Exploit” means to make, have made, use, distribute, sell, offer for sale, sell and import, including to research, develop, modify, enhance, improve, register, distribute, commercialize, export or otherwise dispose of, and, with respect to any Licensed Product, to Develop, Manufacture or Commercialize. Cognates of the word “Exploit” shall have correlative meanings.

Section 1.53 “FDA” means the United States Food and Drug Administration or any successor entity thereto.

Section 1.54 “Field” means (a) the treatment, palliation, or prevention of diseases in humans, including osteogenesis imperfecta, excepting only Infectious Diseases, subject to Section 2.3 and (b) diagnosis solely to use and have used, but not sell or have sold, HuCAL Antibodies (as defined in the [***]) directed against sclerostin for in vitro diagnostics in a preclinical or clinical setting, to the extent reasonably necessary to obtain Marketing Approval for a Licensed Product.

Section 1.55 “Finance Expert” has the meaning set forth in Section 8.10.3.

Section 1.56 “First Commercial Sale” means, with respect to the Licensed Product in any country, the first sale for end use or consumption of such Licensed Product in such country after Marketing Approval has been granted in such country.

Section 1.57 “Force Majeure Event” has the meaning set forth in Section 15.13.

Section 1.58 “GAAP” means the then current generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles in the United States, in each case consistently applied.

Section 1.59 “GCP” means good clinical practices as such standard is defined in accordance with the applicable guidance and regulations including the International Conference of Harmonization (ICH).

Section 1.60 “GDPR” shall mean Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data.

Section 1.61 “GMP” means the then-current Good Manufacturing Practices required by the FDA, as set forth in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, and comparable laws or regulations applicable to the manufacture and testing of pharmaceutical materials promulgated by other Regulatory Authorities, as they may be updated from time to time.

Section 1.62 “Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

Section 1.63 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as codified at 15 U.S.C. §18a, as may be amended from time to time, and the rules and regulations promulgated thereunder, or foreign equivalent thereof under applicable Laws (including all additions, supplements, extensions and modifications thereto).

Section 1.64 “HSR Clearance” means, with respect to this Agreement, the expiration or termination of all applicable waiting periods and requests for information (and any extensions thereof) under the HSR Act.

Section 1.65 “HSR Filing” means (a) filings by UGNX and Mereo with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement, together with all required documentary attachments thereto, or (b) equivalent filings, if any, with applicable foreign Governmental Authorities where such filings are required.

Section 1.66 “IFRS” means International Financial Reporting Standards issued by the IFRS Foundation and the International Accounting Standards Board.

Section 1.67 “Indemnitee” has the meaning set forth in Section 11.3.

Section 1.68 “Indemnitor” has the meaning set forth in Section 11.3.

Section 1.69 “Indication” means a specific disease or condition that a pharmaceutical product is designed to diagnose, mitigate, prevent or treat.

Section 1.70 “Indirect Taxes” has the meaning set forth in Section 8.12.2.

Section 1.71 “Infectious Diseases” shall mean any disease resulting from the presence of a pathogenic microbial agent, including viruses, bacteria, fungi, protozoa, multicellular parasites and prions.

Section 1.72 “Initial Know-How Transfer” has the meaning set forth in Section 2.4.

Section 1.73 “Initiation” means, with respect to a Clinical Trial, the first dosing in the first patient in such Clinical Trial. Cognates of the word “Initiation” have correlative meanings.

Section 1.74 “Intellectual Property Rights” means all trade secrets, copyrights, Patents Rights, trademarks, service marks, goodwill, moral rights, Know-How and any and all other intellectual property or proprietary rights (including applications relating thereto), whether or not now known or hereafter recognized in any jurisdiction.

Section 1.75 “Inventions” means all inventions invented by or on behalf of either Party or its respective Affiliates or both Parties or their respective Affiliates, whether solely or jointly with any Third Party subcontractor, in the course of activities conducted under this Agreement.

Section 1.76 “Issuing Party” has the meaning set forth in Section 13.2.2.

Section 1.77 “Joint Commercialization Committee” or “JCC” has the meaning set forth in Section 3.1.4.

Section 1.78 “Joint Development Committee” or “JDC” has the meaning set forth in Section 3.1.4.

Section 1.79 “Joint IP” means (a) Joint Know-How and (b) Joint Patents.

Section 1.80 “Joint Know-How” has the meaning set forth in Section 9.1.2.

Section 1.81 “Joint Patents” has the meaning set forth in Section 9.1.2.

Section 1.82 “Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.1.1.

Section 1.83 “Know-How” means proprietary techniques, technology, trade secrets, inventions (whether patentable or not), methods, know-how, data and results (including pharmacological, toxicological and clinical data and results), analytical and quality control data and results, regulatory documents and other information, compositions of matter, cells, cell lines, assays, animal models, reagents and other physical, biological, or chemical material.

Section 1.84 “Know-How Transfer Restrictions” has the meaning set forth in Section 2.4.1.

Section 1.85 “Labeling” means any and all (a) labels and other written, printed or graphic matter, including artwork, upon a product or any container utilized with a product; (b) product packaging; or (c) the product package inserts.

Section 1.86 “Law” means, individually and collectively, any and all laws, ordinances, rules, directives, administrative circulars and regulations of any kind whatsoever of any Governmental Authority within the applicable jurisdiction.

Section 1.87 “Licensed IP” means (a) Licensed Patents and (b) Licensed Know-How.

Section 1.88 “Licensed Know-How” means Know-How Controlled by Mereo or its Affiliates (subject to Section 15.10) as of the Effective Date or during the Term that (a) relate to the Drug Substance or the Licensed Product or (b) are necessary or reasonably useful for the Exploitation of the Drug Substance or Licensed Product in the Field. Notwithstanding the foregoing, the Licensed Know-How excludes any Know-How that is not necessary, but may be reasonably useful, for Exploitation of the Drug Substance or Licensed Product and that arise in the course of activities conducted pursuant to a program for development of Mereo’s or its Affiliates’ products unrelated to the Drug Substance or the Licensed Product, unless Mereo or any of its Affiliates actually uses such Know-How in the Exploitation of the Drug Substance or Licensed Product or otherwise agrees in writing in its sole discretion. For the avoidance of doubt, Know-How that relates to the composition of matter of the Drug Substance or Licensed Product (but excluding the composition of matter of any Other API included in a Combination Product) or use of the Drug Substance or Licensed Product (but excluding use of any Other API included in a Combination Product), shall be deemed to be necessary. Licensed Know-How excludes any Joint Know-How.

Section 1.89 “Licensed Patents” means all Patent Rights Controlled by Mereo or its Affiliates (subject to Section 15.10) as of the Effective Date or during the Term that (a) Cover the Drug Substance or the Licensed Product or (b) are necessary or reasonably useful for the Exploitation of the Drug Substance or Licensed Product in the Field. Notwithstanding the foregoing, the Licensed Patents exclude any Patent Rights that are not necessary, but may be reasonably useful, for Exploitation of the Drug Substance or Licensed Product and that arise in the course of activities conducted pursuant to a program for development of Mereo’s or its Affiliates’ products unrelated to the Drug Substance or the Licensed Product, unless Mereo actually uses such Patent Rights in the Exploitation of the Drug Substance or Licensed Product or otherwise agrees in writing in its sole discretion. For the avoidance of doubt, Patent Rights that Cover the composition of matter of the Drug Substance or Licensed Product (but excluding the composition of matter of any Other API included in a Combination Product) or use of the Drug Substance or Licensed Product (but excluding use of any Other API included in a Combination Product), shall be deemed to be necessary. Licensed Patents existing as of the Effective Date are listed in ExhibitSection 1.89. Licensed Patents exclude any Joint Patent.

Section 1.90 “Licensed Product” mean any product that contains the Drug Substance as an active pharmaceutical ingredient, alone or in combination with one or more other active pharmaceutical ingredient that is not a Drug Substance (“Other API”).

Section 1.91 “Losses” has the meaning set forth in Section 11.1.

Section 1.92 “MAA” has the meaning set forth in Section 1.13.

Section 1.93 “Manufacture” or “Manufacturing” means, with respect to the Licensed Product, any and all processes and activities directed to producing, manufacturing, processing, sourcing of materials, filling, finishing, packaging, Labeling, inspecting, quality controls testing, quality assurance and release, receiving, holding, shipping or storage of the Licensed Product or any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process qualification and validation, commercial manufacture, stability and release testing and quality control.

Section 1.94 “Manufacturing Costs” means, with respect to the Licensed Product, the following Costs directly incurred by a Party and its Affiliates, and that are specifically identifiable and allocable to, the Manufacture of such Licensed Product, as evidenced by contemporaneous written records:

(a) to the extent that such Licensed Product is Manufactured by one or more CMOs, the actual price paid by such Party or its Affiliates to such CMO(s) for Manufacturing such Licensed Product [***] but excluding Costs associated with the technology transfer to a CMO to enable Manufacturing and any upfront and milestone based payments and startup costs associated therewith; and

(b) to the extent that the Licensed Product is Manufactured by such Party or its Affiliates, the actual Costs incurred by such Party or its Affiliates for Manufacturing such Licensed Product, calculated consistently with other products manufactured by such Party or its Affiliates and in accordance with GAAP or IFRS, as applicable, including reasonable Costs directly related to Manufacturing such Licensed Product, such as material costs, packaging costs, storage and inventory costs, and depreciation and amortization of capitalized costs of manufacturing equipment and facilities as allocated to the use for the Manufacture of the Licensed Product and not allocated to any other product, but excluding Costs relating to stock based compensation, scale-up, expired materials, waste levels and failed lot charges, CMC development (including formulation and process development) or inventory write offs, or excess capacity charges.

Section 1.95 “Marketing Approval” means all approvals, licenses, registrations or authorizations of the Regulatory Authority in a country (including such approvals, licenses, registrations or authorizations obtained through the Centralized Approval Procedure for the European Union if applicable), necessary for the manufacture, use, storage, import, marketing and sale of a pharmaceutical or biologic therapeutic product in such country.

Section 1.96 “Material” has the meaning set forth in Section 6.1.

Section 1.97 “Material Anti-Corruption Law Violation” means a violation of any Anti-Bribery and Anti-Corruption Laws relating to the subject matter of this Agreement which would, if it were publicly known, in the reasonable view of a Party, have a material adverse effect on it or its reputation because of its relationship with the other Party.

Section 1.98 “Mereo” has the meaning set forth in the Preamble.

Section 1.99 “Mereo Acquiree” has the meaning set forth in Section 15.10.

Section 1.100 “Mereo Acquirer” has the meaning set forth in Section 15.10

Section 1.101 “Mereo Acquisition” has the meaning set forth in Section 15.10.

Section 1.102 “Mereo Development Activities” has the meaning set forth in Section 4.1.3.

Section 1.103 “Mereo Indemnified Parties” has the meaning set forth in Section 11.2.

Section 1.104 “Mereo Regulatory Documentation” means any Regulatory Documentation Controlled by Mereo or its Affiliates as of the Effective Date and during the Term (including the Transferred Regulatory Documentation prior to completion of the Regulatory Transfer).

Section 1.105 “Mereo Royalty Term” has the meaning set forth in Section 8.4.2.

Section 1.106 “Mereo Territory” means those countries, nations, states or other territories within the EEA, as such membership may change from time to time on or prior to the first Marketing Approval for the first Licensed Product in the EEA, except that the United Kingdom and Switzerland shall be part of the Mereo Territory regardless of whether or not either such country is within the EEA, and provided that Turkey shall be excluded from Mereo Territory regardless of its EEA membership status.

Section 1.107 “Milestone Events” has the meaning set forth in Section 8.2.2.

Section 1.108 “Milestone Payments” has the meaning set forth in Section 8.2.2.

Section 1.109 [***]

Section 1.110 “Net Sales” means, with respect to the Licensed Product, the gross amount invoiced by a Party and any of its Affiliates or Sublicensees (each, a “Selling Party”) to Third Party customers (including, for clarity, end-use patients, distributors or wholesalers) for such Licensed Product, less:

(a) normal and customary trade and quantity discounts and non-affiliated brokers’ or agents’ commissions actually allowed and taken and not already reflected in the amount invoiced;

(b) amounts repaid or credited by reason of defects, rejections, returns, recalls, allowances or government-imposed retroactive price reductions;

(c) Third Party cash rebates and chargebacks related to sales of finished Licensed Product, to the extent allowed;

(d) government-imposed retroactive price reductions that are allowed or granted;

(e) tariffs, duties, excise, sales, value-added and other consumption taxes and customs duties to the extent included in the invoice price and paid by or on behalf of UGNX;

(f) cash discounts for timely payment;

(g) delayed ship order credits;

(h) discounts pursuant to indigent patient programs and patient discount programs of any nature;

(i) a fixed charge of [***] of Net Sales to cover warehousing and distribution expenses;

(j) any otherwise specifically identifiable costs or charges included in the gross invoiced sales price of such Licensed Product falling within categories equivalent to those listed above;

(k) uncollectible amounts on previously sold products, but not such amounts that, but for the failure to collect such amounts within [***] from the date of the respective invoice, would have been collectible; provided that:

(i) in the case of any sale or other disposal of a Licensed Product between or among UGNX and its Affiliates or sublicensees or marketing partners for resale, Net Sales shall be calculated [***];

(ii) in the case of any sale or other disposal, such as barter or counter-trade, of any Licensed Product, or part thereof, other than in an arm’s length transaction exclusively for money, Net Sales shall be calculated [***]; and

(iii) any Licensed Product used in clinical or pre-clinical trials or distributed at no charge to indigent patients or as free samples, shall [***].

If the Licensed Product either (1) is sold in the form of a combination product containing both the Licensed Product and one or more active pharmaceutical or therapeutic ingredient(s) as separate molecular entity(ies) that are not the Licensed Product; or (2) is sold in a form that is any combination of the Licensed Product and another pharmaceutical product that contains at least one other active pharmaceutical ingredient that is not the Licensed Product, where such products are not formulated together but are sold together (e.g., bundled) as a single product and invoiced as one product (in either case ((1) or (2)), a “Combination Product”), then the Net Sales of such Licensed Product for the purpose of calculating payments owed under this Agreement for sales of such Licensed Product, shall be determined by [***].

Section 1.111 “Non-Paying Party” has the meaning set forth in Section 8.12.1.

Section 1.112 “Non-Publishing Party” has the meaning set forth in Section 13.3.

Section 1.113 “Novartis” means Novartis Pharma AG, a Swiss company.

Section 1.114 [***]

Section 1.115 [***]

Section 1.116 [***]

Section 1.117 [***]

Section 1.118 [***]

Section 1.119 “Other API” has the meaning set forth in Section 1.90.

Section 1.120 “Party” and “Parties” has the meaning set forth in the Preamble.

Section 1.121 “Patent Challenge” means any action, suit, proceeding or claim challenging the validity, patentability, scope, priority, construction, inventorship, enforceability or Mereo’s or its Affiliate’s or licensor’s ownership of any Licensed Patent, as applicable, in any forum, but excludes any assertion by UGNX or its Sublicensees or Affiliates (a) in connection with a good faith dispute between the Parties on whether a Patent Right is a Licensed Patent, UGNX Patent, or a Joint Patent, or (b) relating to validity, patentability, scope, priority, construction, non-infringement, inventorship, ownership or enforceability as a defense in any legal proceeding, administrative proceeding or arbitration brought by Mereo or its Affiliates or licensors asserting infringement against UGNX, its Affiliates or its and their Sublicensees with respect to the relevant Drug Substance or Licensed Product under this Agreement.

Section 1.122 “Patent Rights” means (a) all patents, priority patent filings and patent applications, and (b) any divisional, continuation (in whole or in part), or request for continued examination of any of such patents, patent applications and any and all patents or certificates of invention issuing thereon, and any and all reissues, reviews, reexaminations, extensions, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing.

Section 1.123 “Paying Party” has the meaning set forth in Section 8.12.1.

Section 1.124 “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

Section 1.125 “Personal Data” shall have the same meaning as in the EU Data Protection Laws.

Section 1.126 “Personally Identifiable Information” or “PII” means any information that identifies or can be used to identify a natural person, including any information defined as “personally identifiable information,” “personal information,” “protected health information,” or “nonpublic personal information” under applicable Laws, including, solely with respect to individuals afforded protections under the EU Data Protection Laws, Personal Data.

Section 1.127 “Pharmacovigilance Agreement” has the meaning set forth in Section 5.3.1.

Section 1.128 “Phase 1 Clinical Trial” means a human clinical trial of a product, the principal purpose of which is a preliminary determination of safety, tolerability, pharmacological activity or pharmacokinetics in healthy individuals or patients, and which may include expansion to estimate activity in a specific patient cohort, or similar clinical study prescribed by the Regulatory Authorities, and that satisfies the requirements of 21 C.F.R. § 312.21(a) or its non-U.S. equivalents.

Section 1.129 “Phase 2 Clinical Trial” means a human clinical trial of a product (whether a standalone trial or a stage of a “Phase 2/3” clinical trial described in the protocol as the “Phase 2 portion”) the principal purpose of which is (a) (1) to evaluate the clinical efficacy, safety, pharmacodynamics or biological activity of such Licensed Product in the target patient population as its primary endpoint or (2) determine anti-cancer activity in the applicable tumor type as its primary endpoint (as described in the protocol), in each case of clause (1) and (2), and is prospectively designed to generate sufficient data that may permit commencement of a Phase 3 Clinical Trial, and (b) that satisfies the requirements of 21 C.F.R. § 312.21(b) or its non-U.S. equivalents.

Section 1.130 “Phase 3 Clinical Trial” means a human clinical trial of a product (whether a standalone trial or a stage of a “Phase 2/3” clinical trial described in the protocol as the “Phase 3 portion”): (a) (1) with a defined dose or a set of defined doses of such product designed to establish statistically significant efficacy and the safety of such Licensed Product for the purpose of enabling the preparation and submission of a BLA to the competent Regulatory Authorities in a country or jurisdiction, or (2) where the results of such clinical trial are intended (if successful) to be used to establish both safety and efficacy of such product in patients which are the subject of such trial and serve as the basis for initial or supplemental Marketing Approval of such product, and (b) that satisfies the requirements of 21 CFR § 312.21(c) or its non-U.S. equivalents.

Section 1.131 “Phase 4 Clinical Trial” means a post-marketing human clinical study for a product with respect to any Indication as to which Marketing Approval has been received or for a use that is the subject of an investigator-initiated or –sponsored trial or study program.

Section 1.132 “PHSA” means the Public Health Service Act as set forth at 42 U.S.C. Chapter 6A, as may be amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

Section 1.133 “Pivotal Clinical Trial” means a human clinical trial of the Licensed Product: (a) with a defined dose or a set of defined doses of such Licensed Product designed to establish statistically significant efficacy and the safety of such Licensed Product for the purpose of enabling the preparation and submission of a BLA to the competent Regulatory Authorities in a country, or (b) that would otherwise satisfy requirements of 21 CFR 312.21(c), or comparable regulations in any country or jurisdiction outside the U.S., and any amended or successor regulations.

Section 1.134 “Post-Marketing Commitments” means any post-Marketing Approval trials or studies (including a Phase 4 Clinical Trial) or other post-Marketing Approval commitments (including CMC improvement commitments), in each case, that are required by a Regulatory Authority to be conducted or that a Party has committed to a Regulatory Authority to conduct in order to maintain its then-current Marketing Approval for the Licensed Product in a particular country.

Section 1.135 “Process”, “Processed” and “Processing” shall have the same meaning as in the EU Data Protection Laws.

Section 1.136 “Public Official or Entity” means (a) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), or agent of any national, regional, or local government, military, or public international organization or any department, agency, instrumentality or subdivision of any such government, military or public international organization, including any ministry or department of health or any state-owned or controlled company or hospital, (b) any candidate for political office, any political party or any official of a political party, or (c) any person acting in an official capacity for or on behalf of any such government, military, or public international organization.

Section 1.137 “Publishing Party” has the meaning set forth in Section 13.3.

Section 1.138 “Receiving Party” has the meaning set forth in Section 13.1.1.

Section 1.139 “Regulatory Authority” means any Governmental Authority or other authority responsible for granting Marketing Approvals for a pharmaceutical product, including the FDA, EMA and any corresponding national or regional regulatory authorities.

Section 1.140 “Regulatory Documentation” means, with respect to the Drug Substance or Licensed Product, (a) all applications (including investigational new drug applications or clinical trial authorization applications), registrations, licenses, authorizations and approvals (including Marketing Approvals) and (b) Regulatory Filings and other correspondence and reports submitted to or received from Regulatory Authorities, and all supporting documents with respect thereto.

Section 1.141 “Regulatory Exclusivity” means, with respect to a pharmaceutical product, any exclusive marketing rights or data exclusivity rights conferred by the applicable Regulatory Authority with respect to such product, other than a Patent Right.

Section 1.142 “Regulatory Filing” means any filing with, request of or submission to any Regulatory Authority with respect to the research, Development, Manufacture, distribution, pricing, reimbursement, marketing or sale of the Licensed Product.

Section 1.143 “Regulatory Milestone Events” has the meaning set forth in Section 8.2.1.

Section 1.144 “Regulatory Milestone Payments” has the meaning set forth in Section 8.2.1.

Section 1.145 “Regulatory Transfer” has the meaning set forth in Section 2.4.2.

Section 1.146 “Release” has the meaning set forth in Section 13.2.2.

Section 1.147 “Representatives” means, with respect to a Party, its and its Affiliates’ respective employees, agents, consultants, independent contractors and other representatives.

Section 1.148 “Responsible Party” has the meaning set forth in Section 9.2.1(a).

Section 1.149 “Reversion Licensed Product” has the meaning set forth in Section 14.4.4.

Section 1.150 “Reversion Royalty Term” [***]

Section 1.151 “Review Period” has the meaning set forth in Section 13.3.2.

Section 1.152 “Reviewing Party” has the meaning set forth in Section 13.2.2.

Section 1.153 “Royalty Term” means UGNX Royalty Term or Mereo Royalty Term.

Section 1.154 “Sale Transaction” has the meaning set forth in Section 15.8.

Section 1.155 “Selling Party” has the meaning set forth in Section 1.110.

Section 1.156 “Specified EMA Documentation” has the meaning set forth in Section 1.168.

Section 1.157 “Sublicensee(s)” means a Third Party, other than a Third Party subcontractor, that has been granted a sublicense under the rights granted to a Party pursuant to Section 2.1, in accordance with Section 2.2.

Section 1.158 “Supportive Development Activities” has the meaning set forth in Section 4.1.1.

Section 1.159 “Tax Action” has the meaning set forth in Section 8.12.1.

Section 1.160 “Tax Action Increase” means additional withholding taxes or an increase in withholding tax liability in respect of a payment to the Non-Paying Party as a result of a Tax Action by the Paying Party, but only to the extent that the amount of such withholding taxes is greater than the amount (if any) that would have been required to be withheld absent such Tax Action; provided, however, that, if the Non-Paying Party has committed a Tax Action, the Tax Action Increase shall not exceed the additional withholding taxes or the increase in withholding tax liability (if any) in respect of such payment that would have been imposed if the Non-Paying Party had not committed the Tax Action.

Section 1.161 “Term” has the meaning set forth in Section 14.1.

Section 1.162 “Terminated Country” has the meaning set forth in Section 14.5.

Section 1.163 “Third Party” means a Person other than (a) UGNX or any of its Affiliates and (b) Mereo or any of its Affiliates.

Section 1.164 “Third Party Auditing Restrictions” has the meaning set forth in Section 4.3.2.

Section 1.165 “Third Party Claim” has the meaning set forth in Section 11.1.

Section 1.166 “Third Party IP” has the meaning set forth in Section 8.3.4.

Section 1.167 “Transferred Materials” has the meaning set forth in Section 6.2.1.

Section 1.168 “Transferred Regulatory Documentation” means (a) any Regulatory Documentation owned by Mereo or its Affiliates with respect to any Drug Substance or Licensed Product in the UGNX Territory existing as of the Effective Date and (b) any Regulatory Documentation owned by Mereo or its Affiliates with respect to any Drug Substance or Licensed Product in the Mereo Territory existing as of the Effective Date that is necessary for UGNX to perform its obligations under the Core Development Plan in the Mereo Territory (including clinical trial applications), but for clarity, excluding, with respect to countries in the Mereo Territory, (i) pediatric investigation plans (“PIP”), (ii) priority medicine (“PRIME”), orphan drug and similar designations granted by the applicable Regulatory Authorities in the Mereo Territory, and (iii) all other Regulatory Documentation primarily related to Section 1.168(b)(i) & (ii) existing at any time during the Term ((i) through (iii), the “Specified EMA Documentation”).

Section 1.169 “UGNX” has the meaning set forth in the Preamble.

Section 1.170 “UGNX Acquiree” has the meaning set forth in Section 15.9.

Section 1.171 “UGNX Acquirer” has the meaning set forth in Section 15.9.

Section 1.172 “UGNX Acquisition” has the meaning set forth in Section 15.9.

Section 1.173 “UGNX Development Activities” has the meaning set forth in Section 4.1.2.

Section 1.174 “UGNX Indemnified Parties” has the meaning set forth in Section 11.1.

Section 1.175 “UGNX IP” means (a) UGNX Patents and (b) UGNX Know-How.

Section 1.176 “UGNX Know-How” means Know-How that is Controlled by UGNX or its Affiliates (subject to Section 15.9) as of the Effective Date or during the Term that is (a) necessary for the Exploitation of the Drug Substance or Licensed Product in the Field, or (b) that is not necessary, but may be reasonably useful, for Exploitation of the Licensed Product and that either is used by UGNX or any of its Affiliates in the Exploitation of the Licensed Product, or are otherwise agreed to be included in the UGNX Know-How by UGNX in writing in its sole discretion. For the avoidance of doubt, Know-How that relates to the composition of matter of the Drug Substance or Licensed Product (but excluding the composition of matter of any Other API included in a Combination Product) or use of the Drug Substance or Licensed Product (but excluding use of any Other API included in a Combination Product), shall be deemed to be necessary. UGNX Know-How excludes any Joint Know-How.

Section 1.177 “UGNX Patents” means all Patent Rights Controlled by UGNX or its Affiliates (subject to Section 15.9) as of the Effective Date or during the Term that (a) Cover the Drug Substance or the Licensed Product, (b) are necessary for the Exploitation of the Licensed Product in the Field, or (c) are not necessary but may be reasonably useful for Exploitation of the Licensed Product, and either are used in the Exploitation of the Licensed Product, or are otherwise agreed to be included in the UGNX Patents by UGNX in writing in its sole discretion. For the avoidance of doubt, Patent Rights that Cover the composition of matter of the Drug Substance or Licensed Product (but excluding the composition of matter of any Other API included in a Combination Product) or use of the Drug Substance or Licensed Product (but excluding use of any Other API included in a Combination Product), shall be deemed to be necessary. UGNX Patents exclude any Joint Patent.

Section 1.178 “UGNX Regulatory Documentation” means any Regulatory Documentation Controlled by UGNX or its Affiliates as of the Effective Date and during the Term (including the Transferred Regulatory Documentation after completion of the Regulatory Transfer).

Section 1.179 “UGNX Royalty Term” has the meaning set forth in Section 8.3.2.

Section 1.180 “UGNX Territory” means worldwide except for the Mereo Territory.

Section 1.181 “Upstream Agreements” means the [***] and all other Third Party agreements referenced therein pursuant to which Mereo received a (sub)license under Third Party Intellectual Property Rights related to the Drug Substance or Licensed Product.

Section 1.182 “Upstream IP” has the meaning set forth in Section 2.2.3.

Section 1.183 “Upstream Patent Rights” has the meaning set forth in Section 9.2.2.

Section 1.184 “U.S.” means the United States of America and its territories and possessions.

Section 1.185 “U.S.-U.K. Income Tax Treaty” means the Convention Between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and on Capital Gains, signed July 24, 2001, as amended by the Protocol, signed July 19, 2002.

Section 1.186 “Valid Claim” means a claim in (a) an issued and unexpired Patent Right that has not been revoked, or held unenforceable or invalid by a decision of a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or a judgment from which no appeal was taken within the allowable time period) and has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue re-examination or disclaimer or otherwise, or (b) a claim in a pending patent application that has not been abandoned, finally rejected or expired without the possibility of appeal or re-filing, or pending for more than [***] since such claim was first presented to the patent authority; provided, however, that if a claim of a pending patent application shall not have issued within such [***] period, such claim shall constitute a Valid Claim for the purposes of this Agreement when and if a Patent Right issues with such claim.

ARTICLE 2. LICENSE GRANT

Section 2.1 License Grant.

2.1.1 Licenses to UGNX. Subject to the terms and conditions of this Agreement, Mereo hereby grants to UGNX:

(a) an exclusive (even as to Mereo), royalty-bearing, sublicensable (but only in accordance with Section 2.2.1) license and right of reference under the Licensed IP, Mereo’s right and interest in the Joint IP, and Mereo Regulatory Documentation, to Exploit the Licensed Product in the Field in the UGNX Territory, and

(b) a non-exclusive, royalty free, sublicensable (but only in accordance with Section 2.2.1) license and right of reference under the Licensed IP and Mereo’s right and interest in the Joint IP and Mereo Regulatory Documentation, to Develop, Manufacture and have Manufactured the Licensed Product in the Field in the Mereo Territory and export the Licensed Product out of the Mereo Territory, solely (i) for use in practicing the rights granted to UGNX pursuant to Section 2.1.1(a), or (ii) to perform Development activities under the Core Development Plan or other activities (including regulatory and Manufacturing activities) in the Mereo Territory as provided for, or permitted under, this Agreement.

Notwithstanding anything to the contrary in Section 2.1.1(a), Mereo expressly retains the right under the Licensed IP, Mereo’s right and interest in the Joint IP and Mereo Regulatory Documentation, (A) to conduct its responsibilities under this Agreement in the UGNX Territory, (B) to practice the rights licensed to Mereo pursuant to Section 2.1.2, (C) to conduct internal non-clinical research in the Field in the UGNX Territory, and (D) to Manufacture and have Manufactured the Licensed Product in the UGNX Territory and export the Licensed Product out of the UGNX Territory, solely to Develop and Commercialize the Licensed Product in the Field in the Mereo Territory.

2.1.2 Licenses to Mereo. Subject to the terms and conditions of this Agreement, UGNX hereby grants to Mereo:

(a) an exclusive (even as to UGNX), royalty-bearing, sublicensable (but only in accordance with Section 2.2.2) license and right of reference under the UGNX IP, UGNX’s right and interest in the Joint IP, and UGNX Regulatory Documentation, to Exploit (other than for Development and Manufacturing, which shall be subject to the non-exclusive license set forth in Section 2.1.2(b)) the Licensed Product in the Field in the Mereo Territory, and

(b) a non-exclusive, royalty free, sublicensable (but only in accordance with Section 2.2.2) license and right of reference under the UGNX IP, UGNX’s right and interest in the Joint IP and UGNX Regulatory Documentation, to (i) conduct Development activities to be performed by Mereo with respect to the Licensed Product in the Field in the Mereo Territory as set forth in Article 4, and (ii) make or have made the Licensed Product in the Mereo Territory as set forth in Article 6.

Notwithstanding anything to the contrary in Section 2.1.2(a), UGNX expressly retains the right under the UGNX IP, UGNX’s right and interest in the Joint IP and UGNX Regulatory Documentation, (A) to conduct its responsibilities under this Agreement in the Mereo Territory, (B) to practice the rights licensed to UGNX pursuant to Section 2.1.1, (C) to conduct internal non-clinical research and, to the extent provided under this Agreement, clinical Development activities in the Field in the Mereo Territory, and (D) to Manufacture and have Manufactured the Licensed Product in the Mereo Territory and export the Licensed Product out of the Mereo Territory, solely to Develop and Commercialize the Licensed Product in the Field in the UGNX Territory.

Section 2.2 Sublicenses.

2.2.1 Sublicenses by UGNX. UGNX shall have the right, without the prior consent of Mereo, to grant one or more sublicenses under the sublicensable licenses granted to UGNX under Section 2.1.1, by means of written agreement, to its Affiliates or Third Parties (with the right to sublicense through multiple tiers); provided, however, that UGNX shall be required to obtain Mereo’s prior written consent, not to be unreasonably withheld, conditioned or delayed, for any such sublicense if (a) UGNX has not received Marketing Approval for any Licensed Product in at least one of U.S., China or Japan prior to the date on which the sublicense is to be granted and (b) [***]. UGNX will continue to be responsible for full performance of UGNX’s obligations under the Agreement and will be responsible for all actions of such Sublicensee as if such Sublicensee were UGNX hereunder.

2.2.2 Sublicenses by Mereo. Mereo shall have the right, without the prior consent of UGNX, to grant one or more sublicenses under the sublicensable licenses granted to Mereo under Section 2.1.2, by means of written agreement, to Affiliates or Third Parties (with the right to sublicense through multiple tiers); provided, however, that as a condition precedent to and requirement of any such sublicense: (a) if such sublicense is to be granted to a Third Party by Mereo or any of its Affiliates, such grant shall be subject to UGNX’s right under Section 2.2.4; (b) [***] and (c) Mereo will continue to be responsible for full performance of Mereo’s obligations under the Agreement and will be responsible for all actions of such Sublicensee as if such Sublicensee were Mereo hereunder.

2.2.3 Upstream Agreements. The Parties acknowledge and agree that the licenses and rights granted by Mereo to UGNX under Section 2.1.1 include (a) Intellectual Property Rights related to the Drug Substance or Licensed Product that were assigned by Novartis to Mereo under the [***] and (c) sublicenses to the rights and licenses received by Novartis under the [***] including those rights, licenses (exclusive or non-exclusive, as applicable) and covenants-not-to-sue granted by Novartis to Mereo pursuant to Section 2.1 and Article 3 of the [***] (collectively “Upstream IP”). Without limiting the foregoing, the Parties agree that Article 3 of the [***] is hereby incorporated by reference, mutatis mutandis, provided that any reference to “Novartis” therein shall be replaced with Mereo, and any reference to “Buyer” therein shall be replaced with UGNX. Mereo shall be solely responsible for paying all license fees, royalties, milestones or any other consideration that becomes payable to Novartis or, if any, Novartis’ licensor(s), pursuant to the Upstream Agreements as a result of the Parties’ execution of and performance under this Agreement. The Parties further acknowledge and agree that the licenses and rights granted by Mereo to UGNX under Section 2.1.1 with respect to the Excluded PCT Application is non-exclusive as of the Execution Date, and shall become exclusive to the extent Mereo obtains exclusive rights (including by way of sole ownership) of the Excluded PCT Application.

2.2.4 Right of Negotiation. For each country in the Mereo Territory (a) for which Mereo elects not to Commercialize directly or through an Affiliate a Licensed Product thereafter, or (b) for which Mereo [***], then, upon the earlier of (a) and (b), Mereo will notify UGNX in writing of [***]. Thereafter, Mereo will [***] to add such Licensed Product to such country in the UGNX Territory. [***].

2.2.5 No Other Rights. No right or license under any Patent Rights or other Intellectual Property Rights of a Party is granted or shall be granted by implication to the other Party, and each Party covenants not to practice or use any Patent Rights or other Intellectual Property Rights of the other Party except pursuant to the licenses expressly granted in this Agreement or any other written agreement between the Parties. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

Section 2.3 Field Expansion. If Mereo obtains rights to Exploit the Licensed Product for use in the treatment, palliation or prevention of Infectious Diseases from Novartis pursuant to the [***], Mereo shall so notify UGNX in writing and upon the date that Mereo obtains such rights, the Field shall automatically be expanded to include the treatment, palliation, or prevention of Infectious Diseases.

Section 2.4 Transfer of Licensed Know-How and Regulatory Documentation.

2.4.1 Know-How Transfer. Promptly (and in no event later than sixty (60) days) following the Effective Date, to the extent not already provided to UGNX and subject to the restrictions on the transfer of Know-How as set forth in Section 2.3 of the amendment to the [***], dated August 10, 2018 (“Know-How Transfer Restrictions”), Mereo shall deliver or have delivered to UGNX or its designee through a data room or cloud drive established by either Party or any other reasonable method requested by UGNX, all documentation and information listed on Exhibit 2.4.1(a) or that is otherwise included in the Licensed Know-How, including such Licensed Know-How reasonably identified by UGNX as missing within sixty (60) days following the completion of the initial transfer (collectively, the “Initial Know-How Transfer”), with a goal to complete the Initial Know-How Transfer in accordance with the timeline set forth in the Core Development Plan. Mereo shall subsequently deliver or have delivered to UGNX or its designee any additional Licensed Know-How that the JSC directs Mereo to deliver, at no additional cost. Mereo shall reasonably cooperate with UGNX’s requests and provide reasonable assistance in connection with such transfer of Licensed Know-How and shall, upon UGNX’s request, use Commercially Reasonable Efforts to obtain from Novartis consent to modify or eliminate the Know-How Transfer Restrictions to allow transfer of Licensed Know-How to certain CMOs designated by UGNX.

2.4.2 Transfer of Regulatory Documentation. Promptly (and in no event later than sixty (60) days) following the Effective Date, Mereo shall transfer and assign to UGNX or its designee the Transferred Regulatory Documentation (“Regulatory Transfer”). Prior to completion of the Regulatory Transfer, Mereo shall maintain or cause to be maintained using its current agent (or another agent designated by UGNX) all Transferred Regulatory Documentation in its name, in accordance with applicable Laws and shall consult with UGNX with respect thereto. Mereo will provide and hereby grants UGNX the right to access, reference, use, and update the Specified EMA Documentation in connection with seeking the first Marketing Approval of the Licensed Product in the Mereo Territory. Upon completion of the Regulatory Transfer, all Transferred Regulatory Documentation shall be the sole property and held in the name of, UGNX or its designee. The Parties shall coordinate to complete such Regulatory Transfer, and Mereo shall provide, and shall cause its Affiliates to provide, any assistance as may be reasonably requested by UGNX to complete such Regulatory Transfer. As between the Parties, Mereo shall be solely responsible for reasonable Costs incurred in connection with the Regulatory Transfer.

ARTICLE 3. COLLABORATION

Section 3.1 Management.

3.1.1 Overview. Within thirty (30) days after the Effective Date, the Parties shall establish a cross-functional, joint steering committee (the “Joint Steering Committee” or the “JSC”) which shall oversee the collaboration including Development, Manufacturing and Commercialization activities between the Parties.

3.1.2 Alliance Managers. UGNX and Mereo shall each appoint one representative who possesses a general understanding of Development, Manufacturing and Commercialization matters to act as its respective alliance manager(s) for this relationship (an “Alliance Manager”). Each Party may replace its respective Alliance Manager at any time upon written notice to the other in accordance with this Agreement. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within the JSC. Each Alliance Manager will also be responsible for:

(a) providing a primary single point of communication within the respective Party’s organization and together regarding key strategy and plan issues;

(b) to the extent a matter is within the authorities of the JSC or an applicable subcommittee, ensuring awareness of the governance procedures and rules set forth herein with respect to such matter and monitoring compliance therewith; and

(c) to the extent a matter is within the authorities of the JSC or an applicable subcommittee, identifying and raising any disputes with respect to such matter to the JSC for discussion in a timely manner.

The Alliance Managers shall have the right to attend all JSC and subcommittee meetings as non-voting members. In accordance with Section 3.1.9, each Alliance Manager may bring any matter to the attention of the JSC that such Alliance Manager reasonably believes is within the authority of the JSC or an applicable subcommittee. Within ten (10) days after the Effective Date, each Party shall appoint and notify the other Party in writing of the identity of such Party’s representative to act as its Alliance Manager under this Agreement.

3.1.3 Joint Steering Committee.

(a) Composition. The JSC shall be composed of [***] representatives of each Party (or such other number as the Parties may agree in writing). The JSC will be led by [***] appointed by each Party. Within thirty (30) days after the Effective Date, each Party shall designate by written notice to the other Party its initial representatives on the JSC. Each Party may replace one or more of its representatives, in its sole discretion, effective upon written notice to the other Party of such change. Each Party’s representatives on the JSC, and any replacement for any such representative, shall be bound by the obligations of confidentiality set forth in Article 13 and obligations consistent with the principles of invention ownership set forth in Section 9.1. Each Party shall be responsible for all of its own expenses incurred in connection with participating in all such meetings.

(b) Function and Powers of the JSC. The JSC shall, consistent with the terms and conditions set forth in this Agreement:

(i) keep each Party informed as to the Development, Manufacturing and Commercialization of the Licensed Product in the Mereo Territory and the UGNX Territory, and any Invention made, created or discovered by it or its Representatives;

(ii) review (but not approve) the Development plans (including the Core Development Plan) for the Licensed Product in the Mereo Territory and the UGNX Territory, and any material updates or amendments proposed thereto;

(iii) review (but not approve) the Commercialization plans for the Licensed Product in the Mereo Territory and the UGNX Territory, and any material updates or amendments proposed thereto;

(iv) review (but not approve) overall Development strategy and Commercialization strategy (including pricing strategies and revenue forecasts, global branding strategies and medical affairs) for the Licensed Product in the Mereo Territory and UGNX Territory;

(v) review (but not approve) overall global strategy for Manufacturing of the Licensed Product for clinical and commercial uses, including plans for packaging, Labeling, supply chain and trade and distribution activities and risk mitigation strategies;

(vi) review (but not approve) clinical development plans and protocols from each Party for the Licensed Product (to the extent not included in the Core Development Plan) and provide comments to the same;

(vii) discuss and direct transfer of additional Licensed Know-How by or on behalf of Mereo to UGNX or its designee after the Initial Know-How Transfer;

(viii) establish subcommittees or teams, as appropriate, as described more fully in Section 3.1.4 below;

(ix) direct and oversee any subcommittee or team, including the JDC and JCC;

(x) resolve disputed matters that may arise at the subcommittees or teams;

(xi) perform any and all tasks and responsibilities that are otherwise expressly attributed to the JSC under the Agreement; and

(xii) perform such other functions as the Parties may mutually agree in writing.

(c) Meetings.

(i) The JSC shall meet at least once per [***], with the location of such meetings alternating between locations designated by UGNX and locations designated by Mereo. The chairpersons of the JSC shall be responsible for calling meetings on reasonable prior notice. Each Party shall use reasonable efforts to make all proposals for agenda items and to provide all appropriate information with respect to such proposed items reasonably in advance of the applicable meeting. The Alliance Managers may suggest topics for the agenda for JSC meetings by forwarding such topics and relevant information to the JSC chairpersons. The Alliance Managers shall prepare and circulate to the JSC for review and approval of the Parties’ minutes of each meeting. The Parties shall agree on the minutes of each meeting as promptly as practicable following such meeting.

(ii) Representatives of the Parties on the JSC may attend meetings by telephone, videoconference or in person; provided that each participant in any meeting held by telephone or videoconference can hear what is said by, and be heard by, all other participants. At least two (2) JSC meetings per year shall be held in person, unless by reason of a Force Majeure Event, travel or in-person meeting cannot reasonably occur. A quorum of the JSC shall exist whenever there is present at a meeting at least two (2) representatives appointed by each Party.

(iii) As appropriate, and upon at least two (2) business days’ prior written notice to the other Party, a Party may allow its other employees or a Third Party to attend JSC meetings as observers; provided, however, that a Party shall not allow a Third Party to attend a JSC meeting without the other Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed; and provided further, however, that each such additional attendees (x) shall not vote or otherwise participate in the decision-making process of the JSC and (y) shall agree in writing to be bound by obligations of confidentiality and non-disclosure, and obligations to assign inventions, consistent with those set forth in Article 13 and Section 9.1.

(iv) Each Party may also call for special meetings of the JSC with reasonable prior written notice to the other Party (it being agreed that at least ten (10) business days shall constitute reasonable notice) to resolve particular matters requested by such Party and within the decision-making responsibility of the JSC. Each Party shall be responsible for all of its own expenses incurred in connection with participating in all such meetings.

3.1.4 Subcommittees. The JSC shall establish a subcommittee for joint development (“Joint Development Committee” or the “JDC”) as set forth in Section 3.1.5 within thirty (30) days after the establishment of the JSC, a subcommittee for joint patent activities (“Joint Patent Committee” or the “JPC”) as set forth in Section 3.1.7 within sixty (60) days after the establishment of the JSC and a subcommittee for joint commercialization (“Joint Commercialization Committee” or the “JCC”) as set forth in Section 3.1.6 at least one (1) year prior to the projected initial commercial launch date of the Licensed Product anywhere in the world. The JSC may establish other subcommittees as it deems necessary (including, where applicable, a subcommittee for CMC for both the Development and Commercialization phase of the Licensed Product) and disband any subcommittees if the function of such subcommittee is no longer relevant. Each subcommittee shall consist of the same number of representatives designated by each Party, which number shall be mutually agreed by the Parties, and for the JDC and JCC, a minimum of [***] representatives from each Party. Each Party shall be free to change its representatives on written notice to the other Party or to send a substitute representative to any subcommittee meeting. Each Party’s representatives and any substitute for a representative shall be bound by the obligations of confidentiality set forth in Article 13. Except as expressly provided in this Agreement, no subcommittee shall have the authority to bind the Parties hereunder and each subcommittee shall report to the JSC. Each Party shall be responsible for all of its own expenses incurred in connection with participating in all such meetings. Any matters arising within a subcommittee that are not resolved by members of such subcommittee shall be submitted to the JSC for resolution. Section 3.1.3(c) shall apply mutatis mutandis to the JDC and JCC. All other subcommittees shall hold meetings according to mutually agreed upon schedules and procedures.

3.1.5 Joint Development Committee. The JDC shall have overall responsibility for reviewing and serving as a forum for information exchange regarding the Parties’ conduct of Development activities under the Core Development Plan. The JDC shall, consistent with the terms and conditions set forth in this Agreement:

(a) discuss (but not approve), prepare and submit to the JSC for review the Core Development Plan and any material amendments and updates thereto (including any Initiation, modification or discontinuation of any Clinical Trial under the Core Development Plan);

(b) discuss (but not approve) clinical development plans and protocols from each Party for the Licensed Product (to the extent not included in the Core Development Plan) for submission to the JSC for review;

(c) receive and discuss periodic reports on the Parties’ clinical Development of Licensed Products;

(d) keep each Party informed of the conduct of Development activities planned to be conducted by the Parties in the Mereo Territory and UGNX Territory under this Agreement;

(e) discuss (but not approve) proposed Post-Marketing Commitments for the Product in the UGNX Territory and the Mereo Territory;

(f) perform any and all tasks and responsibilities that are otherwise expressly attributed to the JDC under this Agreement; and

(g) perform such other functions assigned by the JSC or as the Parties may mutually agree in writing.

3.1.6 Joint Commercialization Committee. The JCC shall have overall responsibility for reviewing and serving as a forum for information exchange regarding the Parties’ conduct of Commercialization activities. The JCC shall, consistent with the terms and conditions set forth in this Agreement:

(a) discuss (but not approve) the Commercialization plans and strategies (including pricing strategies and revenue forecasts, global branding strategies and medical affairs in connection with Commercialization matters) and any material amendments and updates thereto for submission to the JSC for review;

(b) keep each Party informed of the Commercialization of the Licensed Product in its territory (the Mereo Territory for Mereo, and the UGNX Territory for UGNX) and keep the JSC informed of the same;

(c) perform any and all tasks and responsibilities that are otherwise expressly attributed to the JCC under this Agreement; and

(d) perform such other functions assigned by the JSC or as the Parties may mutually agree in writing.

3.1.7 Joint Patent Committee. The JPC shall have overall responsibility for reviewing and serving as a forum for information exchange regarding the Parties’ patent filing, prosecution, and maintenance activities. The JPC shall, consistent with the terms and conditions set forth in this Agreement:

(a) review Inventions disclosed by either Party and interface with the JSC, JDC, and JCC to discuss (but not approve) potentially patentable Inventions for patent filing;

(b) keep each Party informed as to the Parties’ patent filing, prosecution, and maintenance activities with respect to the Licensed Patents, UGNX Patents and Joint Patents in connection with Article 9;

(c) discuss (but not approve) the Parties’ strategies and activities with respect to challenges to the validity or enforceability of any Third Party patents that may be relevant to the Exploitation of Licensed Products;

(d) perform any and all tasks and responsibilities that are otherwise expressly attributed to the JPC under this Agreement; and

(e) perform such other functions assigned by the JSC or as the Parties may mutually agree in writing.

3.1.8 Cooperation. Each Party shall provide the JSC and each subcommittee, as applicable, such information as required under this Agreement or as otherwise reasonably requested by the other Party and reasonably available to such Party to enable the other Party to perform its obligations under this Agreement, in each case relating to the progress against the goals or performance of activities under the Core Development Plan and other agreed upon activities with respect to the Licensed Product. Each Party further agrees to disclose its proposed clinical development plans and protocols with respect to the Licensed Product to the other party (through the JDC and the JSC) for review and comment, and shall consider in good faith such other Party’s (and the JDC’s or the JSC’s) comments and consult with such other Party to implement changes to clinical development as necessary.

3.1.9 Decisions. Other than as set forth herein, in order to make any decision required of it hereunder, the JSC and each subcommittee, as applicable must have present (in person, by videoconference or telephonically) at least two (2) representative appointed by each Party. Decisions of the JSC and each subcommittee shall be by consensus, with each Party having one (1) vote irrespective of the number of representatives of such Party in attendance. If a dispute arises that cannot be resolved by a subcommittee, the Alliance Manager of either Party may refer such dispute to the JSC for resolution. If the JSC cannot reach consensus or a dispute arises that cannot be resolved within the JSC through good faith discussions (whether the matter originated at the JSC or within a subcommittee), the JSC representatives of either Party may cause such dispute to be referred to the Executive Officers for resolution. Such officers (or their designees) will in good faith seek to resolve the matter within [***] after the matter has been referred to them, or within such longer time periods as the Parties may mutually agree upon. In the event that consensus cannot be reached with respect to a decision after a meeting of the Executive Officers, then the decision will be made as follows:

(a) [***];

(b) [***]; and

(c) [***].

3.1.10 Exceptions. Notwithstanding the foregoing, neither Party in exercising its right to finally resolve a dispute pursuant to Section 3.1.9 shall have any power to amend, modify, or waive compliance with the terms of this Agreement.

3.1.11 Authority. The JSC and any subcommittee shall have only the powers assigned expressly to it in this Article 3 and elsewhere in this Agreement, and shall not have any power to amend, modify or waive compliance with this Agreement. In furtherance thereof, each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated or vested in the JSC or subcommittee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.

3.1.12 Discontinuation of JSC and Subcommittees. The JSC and each subcommittee shall continue to exist until the first to occur of (a) termination or expiration of this Agreement or (b) (i) with respect to the JSC, the Parties’ mutual agreement in writing to disband or (ii) with respect to a subcommittee, the Parties’ mutual agreement in writing, or JSC’s decision to disband in accordance with Section 3.1.4.

Section 3.2 Reports.

3.2.1 Development Reports. During the Term, until no Licensed Product is in Development, UGNX shall provide Mereo, through the JDC and the JSC, with reports [***] of the status of its Development activities under the Core Development Plan [***], and each Party shall provide the other Party, through the JDC and the JSC, with reports of the status of other Development activities conducted by such Party for the Licensed Product [***]. For clarity, such reports may be in the form of presentation slides that either Party presents to the JDC and the JSC.

3.2.2 Commercialization Reports. During the Term, each Party shall provide the other Party, through the JCC and the JSC, with reports [***] of the status of its Commercialization activities during [***] in the Mereo Territory (for Mereo) or the UGNX Territory (for UGNX) for Licensed Product [***]. For clarity, such reports may be in the form of presentation slides that either Party presents to the JCC and the JSC.

3.2.3 Confidentiality. All reports and other information and Data provided by either Party under this Section 3.2 will be the Disclosing Party’s Confidential Information subject to the terms of Article 13, and the provision of these reports does not convey, assign, or transfer any Intellectual Property Rights of the Disclosing Party to the Receiving Party.

ARTICLE 4. DEVELOPMENT

Section 4.1 Development Responsibilities.

4.1.1 Core Development Plan. UGNX will be the lead Party for all Development activities for the Licensed Product, except as otherwise provided in this Article 4. For any Licensed Product, the Development activities to obtain Marketing Approvals for such Licensed Product for the first adult Indication and the first pediatric Indication in the U.S. and the EEA respectively shall be set forth in a reasonably detailed development plan (as may updated as provided herein, the “Core Development Plan”), which shall include a description of the Development activities, expected timelines, clinical Development, non-commercial Manufacturing (including the CMO(s) used for clinical Manufacturing), process development and CMC to support manufacturing scale-up for commercial supply, regulatory activities including preparation and submission of Regulatory Filings, as well as product risk assessment for planned activities, all as necessary to enable creation of a Core Dossier. The Core Development Plan shall also include all on-going Clinical Trials conducted by or on behalf of Mereo for the Licensed Product existing as of the Effective Date (“Existing Studies”). UGNX shall be primarily responsible for the activities set forth in the Core Development Plan, provided that, (a) Mereo shall be responsible for conducting all Existing Studies, provided, however, that Mereo shall not make any material changes to such Existing Studies without UGNX’s prior written approval; (b) upon UGNX’s reasonable request and Mereo’s reasonable acceptance, Mereo will provide specific support for the site management, patient enrollment or other supportive activities for Clinical Trials set forth in the Core Development Plan (“Supportive Development Activities”). The Core Development Plan shall include a reasonably detailed description of the schedule of work activity and the allocation of responsibility therefor. As the circumstances may require, either Party may propose from time to time, through the JDC and the JSC, amendments to the Core Development Plan, subject to UGNX’s final decision-making authority pursuant to Section 3.1.9(c) following good faith discussion of the proposed amendment by the JDC and JSC pursuant to Section 3.1.5(a) and Section 3.1.3(b)(ii), respectively. To the extent permitted under applicable Laws, UGNX shall have the right to reference and use any data generated from Development activities under the Core Development Plan for Development and Commercialization of the Licensed Product in the UGNX

Territory, and Mereo shall have the right to reference and use any data generated from Development activities under the Core Development Plan for Development and Commercialization of the Licensed Product in the Mereo Territory. The initial Core Development Plan is as set forth on Exhibit 4.1.1.

4.1.2 UGNX Development Activities. Subject to Section 4.1.4, UGNX shall be solely responsible for the following Development activities for the Licensed Product:

(a) all Development activities set forth in the Core Development Plan as necessary to develop a Core Dossier to obtain Marketing Approvals for the Licensed Product for pediatric and adult Indications in the U.S. and EEA (other than the Mereo Development Activities included therein, if any);

(b) all Development for both the adult and pediatric Indications in the UGNX Territory that is not included in the Core Development Plan, including any post-Marketing Approval Development activities for the Licensed Product;

(c) Post-Marketing Commitments that are specific to the UGNX Territory or any countries therein; and

(d) any other Development activities with respect to the Licensed Product (i) that are not included in Section 4.1.2(a), Section 4.1.2(b) or Section 4.1.2(c), and (ii) that are not Mereo Development Activities (collectively the “UGNX Development Activities”).

During the Term, UGNX shall use Commercially Reasonable Efforts to (i) conduct the UGNX Development Activities at its own Cost, in compliance with then-current GCP and all other regulatory requirements for achieving and maintaining the applicable Marketing Approvals and (ii) obtain Marketing Approval of a Licensed Product in the UGNX Territory and the first Marketing Approval of the Licensed Product in the EEA.

4.1.3 Mereo Development Activities. Subject to Section 4.1.4, Mereo shall be solely responsible for the following Development activities for the Licensed Product:

(a) the Existing Studies, as set forth on [***];

(b) the Supportive Development Activities, if any; and

(c) Post-Marketing Commitments that are specific to the Mereo Territory or any countries therein (collectively the “Mereo Development Activities”).

During the Term, Mereo shall use Commercially Reasonable Efforts to conduct the Mereo Development Activities at its own Cost, in compliance with GCP and all other regulatory requirements for achieving and maintaining the applicable Marketing Approvals. For clarity, during the Term, with respect to the Licensed Product in the Mereo Territory, Mereo shall have the right to conduct post-Marketing Approval Clinical Trials that are part of the Commercialization activities (i.e., that are not included in the Mereo Development Activities) without UGNX’s prior written consent, provided that (i) prior to initiation of any such post-Marketing Approval Clinical Trial, Mereo shall, via the JSC, provide UGNX with a reasonably detailed plan for such post-Marketing Approval Clinical Trial and discuss such plan with UGNX, and shall consider UGNX’s comments in good faith; and (ii) Mereo shall conduct such post-Marketing Approval Clinical Trial at its own Cost, in compliance with then-current GCP and all other applicable Laws.

4.1.4 Disease Monitoring Program. Following the first Marketing Approval for the Licensed Product in the UGNX Territory, UGNX may launch a disease monitoring program conducting studies for patients treated by the Licensed Product (the “DMP Studies”). UGNX shall be solely responsible for the DMP Studies, at its own Cost, provided, however, that, Mereo may, upon mutual agreement by the Parties and to the extent permitted by applicable Laws, participate in the DMP Studies, in which case, UGNX shall be responsible for conducting the DMP Studies in the Mereo Territory. Mereo will have the right to reference and use the data generated from all DMP Studies in accordance with Section 5.1.3; provided that UGNX shall reasonably consider in good faith any request from Mereo to use the data generated during the conduct of DMP Studies for purposes other than those in Section 5.1.3. For avoidance of doubt, to the extent any data generated during the conduct of DMP Studies is published or otherwise enters public domain through no fault of Mereo, its Affiliates or its or their Sublicensees (for clarity, in a manner consistent with the terms of this Agreement, including Section 13.1.3), Mereo shall have the right to use such published or public data for any purpose without compensation to UGNX.

Section 4.2 Subcontracting. Each Party may engage its Affiliates or Third Party subcontractors (including CROs and CMOs) to perform certain of its obligations under this Agreement. Any Third Party subcontractor to be engaged by a Party to perform such Party’s obligations set forth in this Agreement will meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity. The activities of any such Third Party subcontractors will be considered activities of such subcontracting Party under this Agreement. The subcontracting Party will be responsible for ensuring compliance by any such Third Party subcontractors with the terms of this Agreement, as if such Third Party(ies) were such Party hereunder. Each subcontracting Party will, and will contractually require that its Affiliates and subcontractors, if any, conduct the relevant Development activities in accordance with such subcontracting Party’s commitments under this Agreement.

Section 4.3 Development Updates and Development Audit.

4.3.1 Each Party shall keep the other Party reasonably informed through the JDC and the JSC of its material Development activities relating to the Licensed Product in the form of Development reports submitted to the JDC and the JSC pursuant to Section 3.2.1. Upon completion (i.e., signing of the final study report by the principal investigator) of an Existing Study, Mereo shall be responsible for closing out such Existing Study and shall promptly (and in no event late than thirty (30) days after such completion), provide UGNX, (a) a clinical study report and, to the extent not included therein, a summary of the data generated from such Existing Study, and (b) a copy of all such data, saved in an appropriate format for purposes of filing with applicable Regulatory Authorities.

4.3.2 Subject to the limitations on Mereo’s right to audit under Mereo’s agreements with its applicable subcontractors, including CROs and CMOs, as set forth on Exhibit 4.3.2 (“Third Party Auditing Restrictions”), UGNX shall have the right, upon prior written notice to Mereo, to conduct a GCP audit of Existing Studies and Clinical Trials for the Drug Substance and Licensed Product conducted prior to the Effective Date, including clinical data, trial master files, clinical site study conduct records, standard operating procedures, site contracts, supply records, regulatory filings and correspondences with respect to the applicable Clinical Trials, and prior audit records. Mereo shall reasonably coordinate with UGNX to conduct any such audit, including, upon UGNX’s request, using Commercially Reasonable Efforts to seek approval from applicable CROs and CMOs to eliminate any Third Party Auditing Restrictions, and UGNX’s conduct of such audit shall be subject to confidentiality obligations consistent with those set forth herein.

4.3.3 During the Term, UGNX shall, upon Mereo’s reasonable requests, share with Mereo findings of the GCP audits conducted by or on behalf of UGNX on its CROs or CMOs with respect to Clinical Trials for the Drug Substance and Licensed Product conducted under the Core Development Plan, including such audit finding with respect to clinical data, trial master files, clinical site study conduct records, standard operating procedures, site contracts, supply records, regulatory filings and correspondences with respect to the applicable Clinical Trials, provided that any such audit information shared by UGNX with Mereo shall be deemed UGNX’s Confidential Information under this Agreement and Mereo shall be bound by the confidentiality obligations with respect to such Confidential Information as set forth herein, provided further, if Mereo is requested or required by a Regulatory Authority or court of competent jurisdiction to conduct an audit of UGNX’s CROs or CMOs with respect to Clinical Trials for the Drug Substance and Licensed Product conducted under the Core Development Plan, UGNX shall reasonably coordinate with Mereo to timely conduct such audit on Mereo’s behalf or allow Mereo or the applicable regulatory authority to conduct such audit.

ARTICLE 5. REGULATORY

Section 5.1 Regulatory Responsibilities.

5.1.1 UGNX Responsibilities.

(a) In the UGNX Territory, UGNX will be responsible for and lead, at its own Costs, all interactions with Regulatory Authorities relating to the Licensed Product in the Field, and all Regulatory Filings and Marketing Approvals including maintenance thereof, and will be the Marketing Approval owner for the Licensed Product in all countries in the UGNX Territory, provided, however, that, with respect to the Licensed Product in the Field, to the extent permitted under applicable Laws, (i) Mereo may participate in regulatory interactions with the FDA, (ii) UGNX will provide to Mereo copies of all material communications and records of interactions with the FDA with respect thereto, (iii) UGNX will provide to Mereo draft of all material Regulatory Filings to the FDA reasonably in advance of filing such proposed submissions to the FDA to allow Mereo to review and comment thereon and will consider in good faith all comments thereon from Mereo with respect to such Regulatory Filings; and (iv) UGNX will provide to Mereo copies of all material Regulatory Filings submitted to the FDA and copies of all material responses, notices and other documents received from the FDA.

(b) In the Mereo Territory, UGNX will be responsible for and lead all interactions with Regulatory Authority relating to the Licensed Product in the Field, including all Regulatory Filings prior to the receipt of the first Marketing Approval for the Licensed Product in the Field by the EMA, provided, however, UGNX will submit the MAA for the Licensed Product to the EMA under Mereo’s or its Affiliate’s name and act as Mereo’s or its Affiliate’s agent with respect thereto (for which Mereo or its Affiliate will submit to the EMA the required documentation to enable such agency status) and Mereo shall be responsible for all out-of-pocket Costs incurred in connection with filing of such MAA; and provided further that, with respect to the Licensed Product in the Field, to the extent permitted under applicable Laws, (i) Mereo or its Affiliate, as applicable, may participate in regulatory interactions with the EMA, (ii) UGNX will provide to Mereo or its Affiliate copies of all communications and records of interactions with the EMA with respect thereto, (iii) UGNX will provide to Mereo or its Affiliate a draft of all Regulatory Filings to the EMA reasonably in advance of filing such proposed submissions to the EMA to allow Mereo or its Affiliate reasonable opportunity to review and comment thereon, and UGNX will consider in good faith all such comments, and (iv) UGNX will provide to Mereo or its Affiliate copies of all Regulatory Filings submitted to the EMA and copies of all responses, notices and other documents received from the EMA.

5.1.2 Mereo Responsibilities. Mereo or its Affiliate, as applicable, will be the Marketing Approval owner for the Licensed Product in all countries under EMA jurisdiction and Mereo will, at its own Costs, assume responsibility for maintaining such Marketing Approval, provided, however, that for purposes of Exploiting the Licensed Product in a country in the UGNX Territory that may fall under EMA jurisdiction, if any, with respect to the Licensed Product in the Field, (i) UGNX may participate in post-Marketing Approval regulatory interactions with the EMA, (ii) Mereo or its Affiliate will provide to UGNX copies of all material communications and records of interactions with the EMA with respect thereto, (iii) Mereo or its Affiliate will provide to UGNX draft of all material post-Marketing Approval Regulatory Filings to the EMA reasonably in advance of filing such proposed submissions to the EMA to allow UGNX reasonable opportunity to review and comment thereon, and Mereo or its Affiliate will consider in good faith all comments thereon from UGNX, (iv) Mereo or its Affiliate will provide to UGNX copies of all material post-Marketing Approval Regulatory Filings submitted to the EMA, and (vi) Mereo or its Affiliate will allow UGNX to cross-reference applicable EMA Regulatory Filings for the Licensed Product in the Field for such country.

5.1.3 Mutual Support and Right of Reference. Mereo shall use Commercially Reasonable Efforts to support UGNX’s efforts under this Section 5.1, including by providing any necessary or reasonably useful Manufacturing information for the CMC section of the Regulatory Filings for the Licensed Product for the UGNX Territory and, as applicable, the Mereo Territory. To the extent permitted under applicable Laws, with respect to each Licensed Product, the Parties agree to share data generated under post-Marketing Approval Development activities, post-Marketing Approval Commercialization activities and the DMP Studies, and the other Party shall have the right to reference and use such data solely for fulfilling its regulatory reporting obligations and other regulatory requirements for maintaining the Marketing Approval (including, for clarity, for pricing and reimbursement purposes) of such Licensed Product in such other Party’s territory.

Section 5.2 Regulatory Updates. Each Party shall keep the other Party reasonably informed through the JDC and the JSC of all material regulatory developments relating to the Licensed Product in the UGNX Territory and Mereo Territory.

Section 5.3 Pharmacovigilance.

5.3.1 The Parties will discuss in good faith and enter into an agreement governing the Parties’ respective pharmacovigilance responsibilities reasonably prior to any Party’s Initiation of any Clinical Trial of the Licensed Product anywhere in the world following the Effective Date (the “Pharmacovigilance Agreement”). These responsibilities shall include adhering to mutually acceptable guidelines and procedures for the receipt, investigation, recording, communication, and exchange (as between the Parties) of adverse events, serious adverse events, pregnancy reports, and any other safety related information concerning the safety and benefit-risk profile of the Licensed Product Developed or Commercialized by Parties. Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliates to fulfill, local and international regulatory reporting obligations to Governmental Authorities. Furthermore, such agreed procedures shall be consistent with relevant ICH (of Technical Requirements for Registration of Pharmaceuticals for Human Use) guidelines, except where in terms of reporting said guidelines may conflict with existing local regulatory safety reporting requirements, in which case local reporting requirements shall prevail.

5.3.2 Each Party hereby agrees to comply with its respective obligations under the Pharmacovigilance Agreement (as the Parties may agree to modify it from time to time) and to cause its Affiliates and Sublicensees to comply with such obligations.

5.3.3 Specific details regarding the timelines for exchange and management of safety information related to the use of Licensed Product including the Company Core Data Sheet (“CCDS”), shall be delineated in the Pharmacovigilance Agreement; provided that the Pharmacovigilance Agreement shall require UGNX to (a) maintain and manage the global safety database and CCDS for Licensed Product and (b) provide Mereo with all reports and other data necessary for Mereo to comply with the requirements of Regulatory Authorities (but not to permit direct access to the global safety database). The Parties agree that compliance with the terms of the Pharmacovigilance Agreement is a material provision of this Agreement.

ARTICLE 6. MANUFACTURING AND SUPPLY

Section 6.1 Technology Transfer. Upon UGNX’s request and subject to the Know-How Transfer Restrictions, Mereo shall, in a timely manner conduct and cause its applicable CMOs to conduct, the transfer of the Manufacturing processes for the Drug Substance, Licensed Product and placebo for the Licensed Product (each a “Material” and collectively, “Materials”) to one or more CMOs designated by UGNX to allow establishment and validation of the Manufacturing process for the Materials (the “Technology Transfer”), which may include Mereo authorizing its current CMOs to Manufacture the Materials for UGNX using the same processes and activities conducted for Mereo. Such Technology Transfer shall include any Manufacturing processes and technology transferred by Novartis (or its CMO(s)) to Mereo (or its CMO(s)) with respect to the Drug Substance or Licensed Product. Mereo shall bear solely its own internal Costs, and UGNX shall reimburse Mereo for its out-of-pocket Costs (such as amounts payable to CMOs or other Third Parties), incurred by or on behalf of Mereo or its Affiliates to conduct such technology transfer on Mereo’s behalf. The Parties will develop and agree on a transition plan to facilitate the Technology Transfer, including, where applicable, to transfer the oversight of the CMO and contract testing labs from Mereo to UGNX (the “Technology Transfer Plan”) within

[***] following the Effective Date (or such other timeline as may be mutually agreed by the Parties). The Technology Transfer Plan will set forth the roles and responsibilities of each Party, and each Party shall perform the activities assigned to it in accordance with the Technology Transfer Plan, consistent with the standards and timelines set forth therein. The Parties will coordinate their Manufacturing activities under the Core Development Plan on a monthly basis via teleconference or in person, or more frequently as necessary, to ensure consistent Manufacturing strategies between the Parties and to coordinate Technology Transfer. Prior to conducting any Technology Transfer activities and subject to applicable Third Party Auditing Restrictions, UGNX shall have the right, upon prior written notice to Mereo, to conduct a Manufacturing/GMP data audit of the Manufacturing, quality control testing and quality assurance release history and records, all process and method development reports, characterization reports, stability and quality control testing reports. Mereo shall reasonably coordinate with UGNX to conduct such audit. UGNX’s conduct of such audit shall be subject to confidentiality obligations consistent with those set forth herein.

Section 6.2 Pre-Approval Supply.

6.2.1 Transfer of Materials. Mereo shall, within [***] following the Effective Date, deliver or have delivered to UGNX, free and clear of any lien or security interest, Materials from its existing inventory in such quantity and in accordance with the specifications as set forth on Exhibit 6.2.1 (“Transferred Materials”), at no additional cost to UGNX except for shipping, duty and insurance costs, for UGNX to conduct non-clinical studies and clinical studies included as part of UGNX Development Activities. The Transferred Materials shall be or have been Manufactured in accordance with applicable Laws, GMP and the relevant specifications. Mereo shall transfer and assign, and hereby transfers and assigns, its title and interest in the Transferred Materials to UGNX, effective as of the Effective Date. The Transferred Materials shall be delivered to UGNX or its designee CIP (Incoterms 2020), together with the certificate of analysis, certificate of release, and any other related documentation in Mereo’s or its applicable CMO’s possession, custody and control, upon reasonable request by UGNX. In addition, to the extent permitted under applicable Laws and consistent with applicable informed consents and subject to Section 10.4(d), Mereo will transfer to UGNX any clinical and non-clinical samples existing as of the Effective Date that relate to the Materials and that are in Mereo’s or its applicable CRO’s possession, custody and control.

6.2.2 Subsequent Clinical Supply. After delivery of the Transferred Materials, but before receipt of the first Marketing Approval for the Licensed Product in the U.S. or EEA and continuing until such time that UGNX has established and validated its own Manufacturing operations for the Materials pursuant to Section 6.1, Mereo shall use Commercially Reasonable Efforts to supply UGNX with such GMP compliant Materials required by UGNX to conduct non-clinical studies and clinical studies included as part of UGNX Development Activities. UGNX shall compensate Mereo for such supply of Materials for UGNX Development Activities at Mereo’s Manufacturing Costs plus an additional [***] thereof. The Parties shall negotiate in good faith and enter into a clinical supply agreement within [***] (or such other timeline as may be mutually agreed by the Parties) following the Effective Date (the “Clinical Supply Agreement”). The Clinical Supply Agreement will specify customary terms, including a quality agreement, and Mereo shall use Commercially Reasonable Efforts to supply to UGNX the Materials in such quality and quantity as may be reasonably required by UGNX for the UGNX Development

Activities. After the Effective Date, and prior to entering into the Clinical Supply Agreement and subject to applicable Third Party Auditing Restrictions under Mereo’s CMO agreement(s), UGNX shall have the right to a perform an initial GMP facility audit of Mereo’s supply chain of the Materials, including applicable CMO(s) and contract testing labs, as well as the quality management system that governs release decisions. Mereo shall reasonably coordinate, and cause its applicable CMO(s) and contract testing labs to coordinate with UGNX to conduct such audits, and UGNX’s conducting of such audits shall be subject to confidentiality obligations consistent with those set forth herein.

Section 6.3 Continuity of Supply. Notwithstanding anything to the contrary herein, all Licensed Product necessary for preparing Regulatory Filings worldwide, including to the FDA and EMA, will be produced at the same CMO(s) that supplied the Materials, as applicable, to perform Phase 3 Clinical Trials included in such Regulatory Filings.

Section 6.4 Post-Approval Supply. UGNX will be responsible for establishing and maintaining the Commercial supply of the Drug Substance and the Licensed Product for the UGNX Territory and supply for conducting post-Marketing Approval Clinical Trials that are UGNX Development Activities. Mereo will responsible for establishing and maintaining Commercial supply of Drug Substance and Licensed Product for the Mereo Territory and supply for the conduct of Post-Marketing Approval Clinical Trials that are Mereo Development Activities. The Parties will cooperate to achieve a consistent and coordinated global supply of Materials and the continuity of Licensed Product supply and quality globally by sharing, and requiring their respective CMOs to share, (a) data from (i) Manufacturing processes and trends, and (ii) out-of-specification batches, and (b) any proposed and actual process changes that may affect any attribute of the Licensed Product’s quality. Upon the request by one Party for additional supply of the Drug Substance or Licensed Product, the other Party shall use Commercially Reasonable Efforts to facilitate the requesting Party to enter into a separate supply agreement with its CMO to procure supply of the Drug Substance or Licensed Product to the requesting Party.

ARTICLE 7. COMMERCIALIZATION

Section 7.1 Responsibilities. Each party shall be responsible for, and shall use Commercially Reasonable Efforts to perform, the Commercialization of the Licensed Product in its territory (for Mereo, the Mereo Territory and for UGNX, the UGNX Territory) and shall keep the other Party informed through the JCC and the JSC as to its Commercialization plans, strategies and activities in its territory, including (a) the countries in which such Party has Commercialized or plans to Commercialize the Licensed Product; and (b) to the extent permitted under applicable Laws, proposed pricing and revenue forecasts, branding, and medical affairs with respect to Commercialization of the Licensed Product in the key countries in such Party’s territory. During the Term, each Party shall update its Commercialization plan [***] and submit to the JCC (and the JSC) for review no later than [***]. During the Term, to the extent permitted under applicable Laws, the Parties shall discuss through the JCC and the JSC shared global Commercialization activities (including associated Costs) that may benefit the Licensed Product globally. The Parties agree that all medical affairs activities conducted in connection with a Party’s Commercialization responsibilities shall be conducted in all respects in compliance with applicable Laws governing medical affairs.

Section 7.2 Pricing. Without limiting the last sentence in Section 7.1, the Parties shall discuss, through the JCC and the JSC, the pricing strategies, including, to the extent permitted under applicable Laws, the proposed pricing and global pricing band for the Licensed Product to be marketed in the UGNX Territory and the Mereo Territory, provided that each Party shall have the final decision-making authority with respect to the pricing of the Licensed Product in its territory (for Mereo, the Mereo Territory and for UGNX, the UGNX Territory).

Section 7.3 No Diversion. To the extent permitted by applicable Laws, each Party shall use Commercially Reasonable Efforts not to, and shall use Commercially Reasonable Efforts to cause its Affiliates, licensees, sublicensees, distributors and wholesalers not to, (a) export, distribute, market, promote, offer for sale or sell the Licensed Product outside its territory (for Mereo, the Mereo Territory and for UGNX, the UGNX Territory); or (b) distribute, market, promote, offer for sale or sell the Licensed Product to any Third Party inside its territory that is reasonably likely to directly or indirectly distribute, market, promote, offer for sale or sell the Licensed Product in the other Party’s territory, or distribute, market, promote, offer for sale or sell the Licensed Product to another Person that, in turn, will be reasonably likely to do so. Without limiting the foregoing, to the extent permitted by applicable Laws, each Party shall, in connection with marketing, selling or otherwise distributing the Licensed Product in its territory, use Commercially Reasonable Efforts to require the Selling Party or any distributor or wholesaler to (i) provide a bona fide estimate of the demand for the Licensed Product in their respective country(ies) in the territory, and (ii) include in the agreement between such Selling Party, distributor or wholesaler on the one hand, and each of their customers on the other hand, provisions that would prevent such customers from exporting, marketing, selling or otherwise distributing the Licensed Product outside such Party’s territory. If either Party or any of its Affiliates receives, or becomes aware of receipt by a licensee, sublicensee, distributor or wholesaler of, any orders for the Licensed Product from the other Party’s territory, such Party shall refer such orders to the other Party. To the extent permitted by applicable Laws, Parties shall coordinate and agree on other measures to implement the intent of this Section 7.3.

ARTICLE 8. PAYMENTS

Section 8.1 Upfront Payment. UGNX shall pay to Mereo a non-refundable, non-creditable payment equal to Fifty Million Dollars ($50,000,000) within [***] after the Effective Date.

Section 8.2 Milestone Payments.

8.2.1 Regulatory Milestones. UGNX shall pay to Mereo one-time regulatory milestone payments (“Regulatory Milestone Payments”) following [***] occurrence of the corresponding regulatory milestone events (“Regulatory Milestone Events”) with respect to [***] Licensed Product for which such Regulatory Milestone Event is achieved in the Field in the UGNX Territory, as set forth in the following table:

Regulatory Milestone Event	Regulatory Milestone Payment
[***]	[***]
[***]	[***]

Regulatory Milestone Event	Regulatory Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

For clarity, the maximum aggregate Regulatory Milestone Payment payable by UGNX shall be [***].

8.2.2 Commercial Milestones. UGNX shall pay to Mereo one-time commercial milestone payments (“Commercial Milestone Payments”, together with the Regulatory Milestone Payments, the “Milestone Payments”) following [***] of the corresponding commercial milestone events (“Commercial Milestone Events”, together with the Regulatory Milestone Events, the “Milestone Events”) with respect to the first achievement of such milestone event for aggregate Net Sales of all Licensed Products in the UGNX Territory in a Calendar Year, as set forth in the following table:

Commercial Milestone Event	Commercial Milestone Payment
Net Sales in the UGNX Territory equal or exceed [***] in a Calendar Year	[	***]
Net Sales in the UGNX Territory equal or exceed [***] in a Calendar Year	[	***]
Net Sales in the UGNX Territory equal or exceed [***] in a Calendar Year	[	***]

The maximum aggregate Commercial Milestone Payments shall be [***].

8.2.3 Each of the Milestone Payments shall be non-refundable and non-creditable. UGNX shall promptly report to Mereo its achievement of each Milestone Event for which payment to Mereo is due, and in no event later than [***] after achievement of such Milestone Event. Mereo will invoice UGNX for the applicable Milestone Payment for each Milestone Event achieved. UGNX will pay each such invoice within [***] of its receipt thereof.

Section 8.3 Royalties to Mereo.

8.3.1 Royalty Rates. UGNX shall pay to Mereo, with respect to the Licensed Product sold by or for UGNX, its Affiliates and Sublicensees in the UGNX Territory, on a Licensed Product-by-Licensed Product and country-by-country basis, royalties on annual Net Sales of such Licensed Product during the UGNX Royalty Term at the following royalty rates:

Aggregate Annual Net Sales of the Licensed Product in the UGNX Territory	Royalty Rate
Portion of aggregate annual Net Sales less than [***]	[***]
Portion of aggregate annual Net Sales from [***] to [***]	[***]
Portion of aggregate annual Net Sales greater than [***] to [***]	[***]
Portion of aggregate annual Net Sales greater than [***]	[***]

Royalties will be payable on a Calendar Quarter-by-Calendar Quarter basis and any such payments shall be made in accordance with Section 8.3.6 after the end of the Calendar Quarter during which the Net Sales of such Licensed Product occurred.

8.3.2 Royalty Term. UGNX’s obligation to pay royalties with respect to the Licensed Product as set forth in Section 8.3.1 shall commence upon the First Commercial Sale of such Licensed Product in a country in the UGNX Territory and shall expire on a Licensed Product-by-Licensed Product and country-by-country basis on the latest of (a) the date on which [***], (b) the loss of Regulatory Exclusivity for such Licensed Product in such country and (c) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country (the “UGNX Royalty Term”), provided that, solely for purposes of this Section 8.3 (and, for clarity, not for purposes of determining Commercial Milestone Payments), UGNX shall pay royalties for any Licensed Product sold by a Selling Party in Pre-Approval Sales in a country in the UGNX Territory, commencing upon the first of such sales made by a Selling Party, and the royalty rates set forth in Section 8.3.1 shall apply with respect to the Net Sales of such Licensed Product in Pre-Approval Sales, mutatis mutandis.

8.3.3 Royalty Reduction. On a Licensed Product-by-Licensed Product and country-by-country basis, if (a) the sale or use of the Licensed Product is no longer Covered by a Valid Claim of a Licensed Patent in such country and (b) the Licensed Product is not subject to Regulatory Exclusivity in such country in the UGNX Territory, then the royalty rates set forth in Section 8.3.1 with respect to Net Sales for such Licensed Product in such country in the UGNX Territory shall be reduced to [***] of the rates set forth in Section 8.3.1, effective as of the date on which the sale or use of such Licensed Product is no longer Covered by a Valid Claim of a Licensed Patent in such country in the UGNX Territory and such Licensed Product is not subject to Regulatory Exclusivity in such country in the UGNX Territory.

8.3.4 Third Party Intellectual Property. In the event that a Party learns that a Third Party Controls Intellectual Property Rights that are [***] for the Exploitation of the Licensed Product (collectively, “Third Party IP”) in the UGNX Territory, such Party shall so notify the other Party thereof as soon as reasonably practicable. In such case, the Parties shall consult in good faith with each other regarding such Third Party IP and reasonably consider the other Party’s comments thereto before deciding whether to obtain a license to such Third Party IP. UGNX shall have final decision-making authority at its sole discretion over strategic decisions as to whether such Third Party IP is [***] for the Exploitation of the Licensed Product in the UGNX Territory and whether to obtain a license to such Third Party IP. [***]. During the Term, if UGNX (or any of its Affiliates or Sublicensees) obtains a license to Third Party IP, UGNX shall use Commercially

Reasonable Efforts to seek or cause to seek a right under such license providing that any such license is freely transferable or assignable to Mereo without the Third Party licensor’s consent upon termination of this Agreement. If UGNX (or any of its Affiliates or Sublicensees) obtains a license to any Third Party IP, [***] of the license fees, royalties, milestone payments and other payment obligations that UGNX (or such Affiliate or Sublicensee) actually pays to such Third Party in consideration for such license in connection with the Exploitation of such Licensed Product in a country in the UGNX Territory during a Calendar Quarter may be credited against royalties otherwise payable by UGNX to Mereo under Section 8.3.1 (and, where applicable, after the reduction pursuant to Section 8.3.3) for such Licensed Product in such country in such Calendar Quarter.

8.3.5 Maximum Reduction. The maximum aggregate reduction with respect to the Licensed Product during any Calendar Quarter pursuant to Section 8.3.4 shall be capped at [***] of the amount of the royalty that would be payable in respect of Net Sales in such country under Section 8.3.1 (and, where applicable, after the reduction pursuant to Section 8.3.3) prior to any such reductions. Any amounts that are eligible for crediting pursuant to Section 8.3.4 but are not applied by reason of the foregoing cap shall be carried forward and applied to subsequent Calendar Quarters, always subject to the foregoing cap for such Calendar Quarter, until all eligible credits have been applied.

8.3.6 Invoicing and Payment of Royalties. As soon as reasonably practicable, but no later than the [***] after the end of each Calendar Quarter, on a Licensed Product-by-Licensed Product basis, beginning with the Calendar Quarter in which the First Commercial Sale (or the first Pre-Approval Sales, where applicable) of such Licensed Product occurs in a country in the UGNX Territory, UGNX shall furnish a preliminary report to Mereo providing a good faith, non-binding estimate of Net Sales of such Licensed Product accrued during the preceding Calendar Quarter. Thereafter, within [***] after the end of such Calendar Quarter, UGNX shall provide a written royalty report to Mereo showing the Net Sales of such Licensed Product sold in such country in the preceding Calendar Quarter and the total royalty payments due to Mereo on such sales. Each royalty report shall include sufficient details to enable the calculation of Net Sales of the Licensed Product and total royalty payments due. Concurrent with the provision of the written royalty report, UGNX shall pay to Mereo the royalty payments due under each royalty report not later than [***] after the end of each Calendar Quarter covered by such royalty report.

Section 8.4 Royalties to UGNX.

8.4.1 Royalty Rate. Mereo shall pay to UGNX, with respect to the Licensed Product sold by or for Mereo, its Affiliates and Sublicensees in the Mereo Territory, on a Licensed Product-by-Licensed Product and country-by-country basis, royalties on annual Net Sales of such Licensed Product during the Mereo Royalty Term for such Licensed Product in such country at a rate of [***]. Such royalties will be payable on a Calendar Quarter-by-Calendar Quarter basis and any such payments shall be made in accordance with Section 8.4.4 after the end of the Calendar Quarter during which the Net Sales of such Licensed Product occurred.

8.4.2 Royalty Term. Mereo’s obligation to pay royalties with respect to the Licensed Product as set forth in Section 8.4.1 shall commence upon the First Commercial Sale of such Licensed Product in such country in the Mereo Territory and shall expire on a Licensed Product-by-Licensed Product and country-by-country basis on the latest of (a) the date on which [***], (b) the loss of Regulatory Exclusivity for such Licensed Product in such country and (c) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country (the “Mereo Royalty Term”); provided that, solely for purposes of this Section 8.4, Mereo shall pay royalties for any Licensed Product sold by a Selling Party in Pre-Approval Sales in a country in the Mereo Territory at a rate of [***], commencing upon the first of such sales made by a Selling Party.

8.4.3 Royalty Reduction. On a Licensed Product-by-Licensed Product and country-by-country basis, if (a) the sale or use of the Licensed Product is not Covered by a Valid Claim of a Licensed Patent in such country in the Mereo Territory, and (b) the Licensed Product is not subject to Regulatory Exclusivity in such country in the Mereo Territory, then the royalty rate set forth in Section 8.4.1 with respect to Net Sales for such Licensed Product in such country in the Mereo Territory shall be reduced by [***] of the rate set forth in Section 8.4.1, effective as of the date on which the sale or use of such Licensed Product is no longer Covered by a Valid Claim of a Licensed Patent in such country in the Mereo Territory and the Licensed Product is not subject to Regulatory Exclusivity in such country in the Mereo Territory.

8.4.4 Third Party Intellectual Property. In the event that a Party learns of Third Party IP in the Mereo Territory, such Party shall so notify the other Party thereof as soon as reasonably practicable. In such case, the Parties shall consult in good faith with each other regarding such Third Party IP and reasonably consider the other Party’s comments thereto before deciding whether to obtain a license to such Third Party IP. Mereo shall have final decision-making authority at its sole discretion over strategic decisions as to whether such Third Party IP is [***] for the Exploitation of the Licensed Product in the Mereo Territory and whether to obtain a license to such Third Party IP. [***]. During the Term, if Mereo (or any of its Affiliates or Sublicensees) obtains a license to any Third Party IP, [***] of the license fees, royalties, milestone payments and other payment obligations that Mereo (or any of its Affiliates or Sublicensees) actually pays to such Third Party in consideration for such license in connection with the Exploitation of such Licensed Product in a country in the Mereo Territory during a Calendar Quarter may be credited against royalties otherwise payable by Mereo to UGNX under Section 8.4.1 (and where applicable, after the reduction pursuant to Section 8.4.3) for such Licensed Product in such country in such Calendar Quarter.

8.4.5 Maximum Reduction. The maximum aggregate reduction with respect to the Licensed Product during any Calendar Quarter pursuant to Section 8.4.4 shall be capped at [***] of the amount of the royalty that would be payable in respect of Net Sales in such country under Section 8.4.1 (and where applicable, after the reduction pursuant to Section 8.4.3) prior to any such reductions. Any amounts that are eligible for crediting pursuant to Section 8.4.4 but are not applied by reason of the foregoing cap shall be carried forward and applied to subsequent Calendar Quarters, always subject to the foregoing cap for such Calendar Quarter, until all eligible credits have been applied.

8.4.6 Invoicing and Payment of Royalties. As soon as reasonably practicable, but no later than [***] after the end of each Calendar Quarter, on a Licensed Product-by-Licensed Product basis, beginning with the Calendar Quarter in which the First Commercial Sale (or the first Pre-Approval Sales, where applicable) of such Licensed Product occurs in a country in the

Mereo Territory, Mereo shall furnish a preliminary report to UGNX providing a good faith, non-binding estimate of Net Sales of such Licensed Product accrued during the preceding Calendar Quarter. Thereafter, within [***] after the end of such Calendar Quarter, Mereo shall provide a written royalty report to UGNX showing the Net Sales of such Licensed Product sold in such country in the preceding Calendar Quarter and the total royalty payments due to UGNX on such sales. Each royalty report shall include sufficient details to enable the calculation of Net Sales of the Licensed Product and total royalty payments due. Concurrent with the provision of the written royalty report, Mereo shall pay to UGNX the royalty payments due under each royalty report not later than [***] after the end of each Calendar Quarter covered by such royalty report.

Section 8.5 Set-off. Notwithstanding anything to the contrary in this Agreement, the royalty and other payment obligations by each Party to the other may be set-off against each other. The Parties shall cooperate to affect the accounting for set-off for the purpose of advancing their mutual convenience, including easing of calculating and paying royalties and other amounts required hereunder.

Section 8.6 Priority Review Voucher. If any priority review voucher is granted or otherwise issued by the FDA to UGNX in connection with the Licensed Product, then UGNX shall compensate Mereo as follows: (a) if UGNX sells such priority review voucher to a Third Party, then UGNX shall pay Mereo [***]; and (b) if UGNX uses such priority review voucher for one of its or its Affiliate’s or licensee’s product candidates that is not a Licensed Product, then UGNX shall pay Mereo [***]. For the avoidance of doubt, nothing set forth herein shall obligate UGNX to sell the priority review voucher should it be issued to UGNX by the FDA or to maximize the proceeds should UGNX decide to sell such priority review voucher.

Section 8.7 Invoicing. To the extent an invoice is required to be submitted under Section 8.1-8.4 to either Party, such invoice shall be addressed to:

Mereo BioPharma 3 Limited

[***]

Ultragenyx Pharmaceutical Inc.

[***]

Section 8.8 Method of Payment. Unless otherwise agreed by the Parties, all payments due from the paying Party under this Agreement shall be paid in U.S. Dollars by wire transfer or electronic funds transfer of immediately available funds to an account designated by the non-paying Party. After the First Commercial Sale of the Licensed Product (or a first Pre-Approval Sales, where applicable) by a Party or its Selling Party and until expiration of the last UGNX Royalty Term or Mereo Royalty Term, as applicable, for the Licensed Product of such Party, such Party shall prepare and deliver to the other Party reports of the sale of the Licensed Product by the Selling Parties for each Calendar Quarter together with the corresponding royalty payment or other consideration to be paid to the non-paying Party, specifying on a Licensed Product-by-Licensed Product and country-by-country basis, the Net Sales for each Licensed Product sold in such Party’s territory.

Section 8.9 Currency Conversion. All payments to either Party shall be payable in full in U.S. Dollars. Any financial report in this Article 8 in a currency other than U.S. Dollars shall be converted to the U.S. Dollar equivalent using the average of the daily foreign exchange rates as published at www.oanda.com\fx-for-business\historical-rates (or any updated webpage at Oanda.com) for the Calendar Quarter in which the Net Sales, or such other conversion standard as may be mutually agreed by the Parties.

Section 8.10 Records and Audits.

8.10.1 Right to Audit. Each Party will keep complete and accurate records of payments required under this Agreement for a period of [***] years after the end of the Calendar Year in which any such payment was due. Each Party will have the right, no more than [***] at its own expense, to have a nationally recognized, independent, certified public accounting firm, selected by it, and subject to the other Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), review any such records of the other Party and its Affiliates (the “Audited Party”) relevant to such payments in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be no less than [***] prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under this Agreement within the [***] preceding the date of the request for review. The Audited Party may, upon receiving such written notice, request an alternative auditing date, which shall be within [***] from the date of receiving such notice. Each Party shall require its Sublicensees in its territory to retain and provide to it all records of payments that such Party would be required to keep as if sales of the Licensed Product by such Sublicensees were sales of the Licensed Product by such Party, to enable the other Party to audit such records pursuant to this Section 8.10. No Calendar Year will be subject to audit under this Section 8.10 more than once.

8.10.2 Auditing Results. The Audited Party will receive a copy of each audit report concurrently with receipt by the non-Audited Party, and such accounting firm shall report to the Parties only whether or not such calculations are correct and the amount of any discrepancy. No other information shall be shared. Each Party agrees to treat the results of any such review of the other Party’s records under this Section 8.10 as Confidential Information of the other Party and subject to the terms of Article 13. Should such inspection lead to the discovery of a discrepancy to the non-Audited Party’s detriment, the Audited Party will, within [***] after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy together with interest at the rate set forth in Section 8.10. Each Party requesting review under this Section 8.10 will pay the full Cost of the review unless the underpayment of amounts due to the non-Audited Party, as determined pursuant to this Section 8.10.2 or Section 8.10.3, is greater than the greater of (a) [***] of the amount due for the entire period being examined and (b) [***], in which case the Audited Party will pay the Cost charged by such accounting firm for such review. Should the audit lead to the discovery of a discrepancy to the non-Audited Party’s benefit, the non-Audited Party shall pay to the Audited Party the amount of the discrepancy, with interest at the rate set forth in Section 8.10, within [***] of non-Audited Party’s receipt of the auditor’s report.

8.10.3 Audit Disputes. If a discrepancy is identified during the course of an audit and the Parties are unable to reach a mutually acceptable resolution of such dispute within [***], the dispute shall be submitted for resolution to a certified independent public accounting firm jointly selected by each Party’s certified public accountants (the “Finance Expert”). The decision of the Finance Expert shall be final, and the costs of such dispute resolution shall be shared equally between the Parties. Any amounts owed by one Party to the other Party as a result of such resolution shall be paid or reimbursed by the owing Party within [***] following the applicable decision of the Finance Expert.

Section 8.11 Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the day following the due date thereof, calculated at the annual rate of [***]; provided, however, that in no event shall said annual interest rate exceed the maximum rate permitted by Law. Each such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of any Party to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment including termination of this Agreement as set forth in Article 14. With respect to any disputed payments, no interest payment shall be due until such dispute is resolved and the interest which shall be payable thereon shall be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.

Section 8.12 Taxes.

8.12.1 Withholding. Each Party shall be entitled to deduct and withhold from any amounts payable under this Agreement such taxes as are required to be deducted or withheld therefrom under any provision of applicable Law; provided, however, that notwithstanding anything to the contrary herein, absent a change in law after the Effective Date, UGNX hereby acknowledges and agrees that no deduction or withholding shall be made on the payment under Section 8.1. In the event that any applicable Law requires the paying Party to withhold taxes with respect to any payment to be made by the paying Party pursuant to this Agreement, the paying Party (a) will notify the non-paying Party of such withholding requirement prior to making the payment to the non-paying Party (such notice, which shall include the authority, basis and method of calculation for the proposed deduction or withholding, shall be given at least a reasonable period of time before such deduction or withholding is required, in order for such non-paying Party to obtain reduction of or relief from such deduction or withholding), and (b) provide such assistance to the non-paying Party, including the provision of such standard documentation as may be required by a tax authority, as may be reasonably necessary in the non-paying Party’s efforts to claim an exemption from or reduction of such taxes. The paying Party will, in accordance with such Law, withhold taxes from such payment, remit such taxes to the appropriate tax authority, and furnish the non-paying Party with proof of payment of such taxes within thirty (30) days following the payment. If taxes are so withheld and paid to a tax authority, the paying Party shall provide reasonable assistance to the non-paying Party to obtain a refund of taxes withheld, or obtain a credit with respect to taxes paid. If any taxes are so withheld and paid to the appropriate tax authority in accordance with this Section 8.12.1, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the non-paying Party. The non-paying Party shall provide the paying Party any tax forms (including Internal Revenue Service Forms W-9 or applicable W-8) that may be reasonably necessary in order for the paying Party to determine whether to withhold tax on any such payments or to withhold tax on such payments at a reduced rate under applicable Laws, including any applicable bilateral income tax treaty. For sake of clarification, on or before the Effective Date, Mereo shall deliver to UGNX a duly completed, accurate and validly executed Internal Revenue Service Form W-8BEN-E claiming benefits under Article 12 of the U.S.-U.K. Income Tax Treaty and setting forth the basis upon which Mereo is eligible for such benefits pursuant to Article 23 of the U.S.-U.K. Income Tax Treaty. Notwithstanding the foregoing, the Parties agree to cooperate in claiming the maximum allowable amounts of refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with applicable Laws. Notwithstanding the foregoing, if any Party (or its assignee pursuant to Section 15.8) required to make payments (the “Paying Party”) to the other Party (the “Non-Paying Party”) redomiciles or otherwise changes its tax residence, transfers the Agreement or its benefits or burdens to or from a permanent establishment of such party or assigns or delegates its rights or obligations under this Agreement pursuant to Section 15.8 (a “Tax Action”) and such Tax Action leads to a Tax Action Increase, the Paying Party will indemnify and hold harmless the Non-Paying Party from any such Tax Action Increase by increasing such amount payable to take into account such Tax Action Increase as may be necessary so that, after making all required withholdings (including any withholding on additional payments), the Non-Paying Party receives an amount equal to the sum it would have received had no such Tax Action Increase been imposed. The Non-Paying Party shall use Commercially Reasonable Efforts to obtain a refund or cash tax savings in respect of such Tax Action Increase, and, to the extent the Non-Paying Party obtains such refund or cash tax savings (determined on a with and without basis) as a result of such withholding tax liability in any tax year beginning during the Term or the immediately succeeding tax year of the last tax year beginning during the Term, the Non-Paying Party shall reimburse the Paying Party an amount equal to such refund or cash tax savings (less any reasonable out of pocket costs incurred with respect to obtaining such refund or cash tax savings).

8.12.2 Indirect Taxes. All payments due to the non-paying Party from the paying Party pursuant to this Agreement shall be paid exclusive of any value-added tax, sales tax, consumption taxes and other similar taxes (“Indirect Taxes”) (which, if applicable, shall be payable by the paying Party upon receipt of a valid Indirect Tax invoice). If the non-paying Party determines that it is required to report any such tax, the paying Party shall promptly provide the non-paying Party with applicable receipts and other documentation necessary or appropriate for such report. For clarity, this Section 8.12.2 is not intended to limit the paying Party’s right to deduct Indirect Taxes in determining Net Sales, which shall be governed by the definition of Net Sales. The Parties shall cooperate in accordance with applicable Laws to minimize Indirect Taxes in connection with this Agreement.

8.12.3 No Tax Partnership. For the avoidance of doubt, UGNX and Mereo agree not to, and will not treat this Agreement, for U.S. federal income and other applicable tax purposes, as giving rise to a partnership between any of UGNX, Mereo and any of their Affiliates, unless otherwise required as a result of a determination within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended.

ARTICLE 9. INTELLECTUAL PROPERTY

Section 9.1 Intellectual Property Ownership.

9.1.1 Background IP. Each Party will own all right, title and interest in its Background IP.

9.1.2 Inventions. The Parties agree that U.S. Law governing inventorship shall apply for all Inventions arising under this Agreement. Mereo shall solely own all Inventions and Know-How and all Intellectual Property Rights therein made, created or discovered solely by or for Mereo or its Representatives. UGNX shall solely own all Inventions and Know-How and all Intellectual Property Rights therein made, created or discovered solely by or for UGNX or its Representatives. The Parties shall jointly own (a) all Inventions and Know-How and all Intellectual Property Rights therein made, created or discovered jointly by or for both Mereo and UGNX or their Representatives, whether or not patentable (“Joint Know-How”), and (b) any Patent Rights Covering any Invention included in the Joint Know-How (“Joint Patents”). Subject to the licenses granted by a Party to the other Party pursuant to Section 2.1, (i) neither Party will have any obligation to obtain any approval or consent of, nor pay a share of the proceeds to or account to, the other Party to practice, enforce, license, assign or otherwise Exploit any Joint IP, and each Party hereby waives any right it may have under the laws of any jurisdiction to require such approval, consent or accounting; and (ii) each Party hereby grants to the other party a nonexclusive, royalty-free (except as provided in this Agreement), worldwide license, with the right to grant sublicenses through multiple tiers (except as otherwise expressly provided in this Agreement) under their undivided interest in the Joint IP (to the extent not already licensed to the other Party pursuant to Section 2.1) to Exploit the Joint IP. Each Party agrees to cooperate with the other Party, as reasonably requested, and to take such actions as may be required to give effect to this Section 9.1.2 in a particular country or jurisdiction. Each Party shall disclose all Inventions made, created or discovered by it or its Representatives to the other in writing after the actual or constructive reduction to practice of such Inventions through the JPC as soon as practicable, and in any event no later than the first JPC meeting following such Party’s senior management or patent prosecution counsel becoming aware of such reduction to practice.

Section 9.2 Patent Prosecution and Maintenance.

9.2.1 Prosecution of Patents.

(a) As between the Parties, UGNX shall be responsible, using patent counsel of its choice at UGNX’s expense, for preparing, filing, prosecuting and maintaining (i) all Licensed Patents and Joint Patents in the UGNX Territory and (ii) all UGNX Patents. As between the Parties, Mereo shall be responsible, using patent counsel of its choice at Mereo’s expense, for preparing, filing, prosecuting and maintaining all Licensed Patents and Joint Patents in the Mereo Territory. The Party having responsibility for preparing, filing, prosecuting and maintaining Patent Rights (the “Responsible Party”) will provide the other Party with copies of and an opportunity to review and comment upon the draft applications and material correspondences with the applicable patent authority, in each case, relating to the applicable Patent Rights, at least [***] before filing; provided, however, that if it is not reasonably practicable to provide such application in such [***] period, then the Responsible Party will provide either a then-current draft copy of such application or a statement of intent to file such application in such [***] period. The other Party shall provide the Responsible Party reasonable support, where applicable, to enable the Responsible Party to have standing before applicable patent authorities to conduct activities under this Section 9.2.1(a) with respect to the relevant Patent Rights, or where the Responsible Party cannot establish such standing with respect to the relevant Patent Rights, the other Party shall cooperate to submit such filings and execute any applicable documents necessary to effect the intent of this Section 9.2.1(a). With respect to any Licensed Patent, Joint Patent and UGNX Patent and in each case until it becomes an Abandoned Patent Rights, the Responsible Party will provide the other Party with a copy of each material submission made to, and each material document received from, a patent authority, court or other tribunal regarding any such Patent Right for which it conducts such activities reasonably promptly after making such filing or receiving such document, including a copy of each application for each such Patent Right as filed together with notice of its filing date and application number. The Responsible Party will keep the other Party advised of the status of all material communications, and actual and prospective filings or submissions regarding the relevant Patent Rights and will give the other Party copies of and an opportunity to review and comment on any such material communications, filings and submissions proposed to be sent to any patent authority or judicial body. The Responsible Party will consider in good faith the other Party’s comments on such communications, filings and submissions for the relevant Patent Rights.

(b) If either Party serving as the Responsible Party declines to file, prosecute or maintain any of the relevant Patent Rights, elects to allow any such Patent Rights to lapse in any country, or elects to abandon any such Patent Rights before all appeals within the respective patent office have been exhausted (each, an “Abandoned Patent Right”), then: (i) such Party shall provide the other Party with reasonable notice of such decision so as to permit the other Party to decide whether to file, prosecute or maintain such Abandoned Patent Rights and to take any necessary action (which notice shall, in any event, be given no later than [***] prior to the next deadline for any action that may be taken with respect to such Abandoned Patent Right with the U.S. Patent & Trademark Office, the European Patent Office or any other patent office); (ii) the other Party, at the other Party’s expense, may assume control of the filing, prosecution or maintenance of such Abandoned Patent Rights; (iii) the other Party shall have the right, at its expense, to transfer the responsibility for such filing, prosecution and maintenance of such Abandoned Patent Rights to patent counsel (outside or internal) selected by the other Party; and (iv) the Responsible Party shall, at the other Party’s reasonable request and at the other Party’s expense, assist and cooperate in the filing, prosecution and maintenance of such Abandoned Patent Rights. Upon any such assumption by the other Party of such responsibilities, such other Party shall become deemed the new Responsible Party for such Patent Rights, and the foregoing set forth in Section 9.2.1(a) shall again apply with respect to the filing, prosecution and maintenance of the relevant Patent Rights.

(c) The Parties shall coordinate their patent activities with respect to the Licensed Patents, the UGNX Patents and the Joint Patents, through regular meetings (at least once [***] of the JPC to review and discuss (but not approve) patent strategies on a global basis.

9.2.2 Upstream Patent Rights. Notwithstanding the foregoing in Section 9.2.1(a), Mereo does not have the right to prepare, file, prosecute or maintain the Patent Rights in the Upstream IP that are owned by Novartis or Novartis’ licensors and licensed or sublicensed respectively to Mereo pursuant to the [***] and the [***], as set forth on Exhibit 9.2.2 (“Upstream Patent Rights”). Accordingly, the foregoing provisions of Section 9.2.1 shall not apply to the Upstream Patent Rights.

Section 9.3 Patent Term Extensions. The Parties will cooperate with each other in gaining Patent Right term extensions where applicable to the Licensed Product in the UGNX Territory and Mereo Territory. In the event of any disagreement, (a) UGNX shall have final authority as to term extension for (i) all Licensed Patents and Joint Patents, in each case, applicable to the Licensed Product in the UGNX Territory, and (ii) all UGNX Patents, provided that if Mereo requests an extension of an UGNX Patent for the Licensed Product in the Mereo Territory, UGNX shall not unreasonably deny such a request and (b) Mereo shall have final authority as to term extension for all Licensed Patents and Joint Patents, in each case, applicable to the Licensed Product in the Mereo Territory. Notwithstanding the foregoing, if any Licensed Patent, UGNX Patent or Joint Patent becomes an Abandoned Patent Right in a country, then the new Responsible Party shall have the final decision-making authority as to term extension for such Abandoned Patent Right in such country.

Section 9.4 Patent Listings. With respect to each Licensed Product, each Party shall have the right to make all listings with Regulatory Authorities in the its territory (for UGNX, the UGNX Territory and for Mereo, the Mereo Territory) for any Licensed Patents, UGNX Patents and Joint Patents Covering such Licensed Product as may be required or allowed under applicable Laws.

Section 9.5 Defense and Settlement of Third Party Claims. If a Licensed Product in the UGNX Territory or Mereo Territory becomes the subject of a Third Party’s claim or assertion of infringement of a Third Party patent or trademark or misappropriation of a trade secret, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant (the “Defending Party”). Neither Party shall enter into any settlement of any claim described in this Section 9.5 (a) that admits to the invalidity or unenforceability of any Joint Patents or any Patent Rights Controlled by the other Party (or otherwise affects the scope, validity or enforceability of such Patent Right) or (b) causes the other Party to incur any financial liability or requires an admission of liability, wrongdoing or fault on the part of the other Party, in each case ((a) or (b)), without such other Party’s written consent, such consent not to be unreasonably withheld, delayed or conditioned, provided that the foregoing shall not limit either Party’s final decision making authority to obtain a license with respect to Third Party IP necessary for the Exploitation of the Licensed Product in their respective territories pursuant to Section 8.3.4 and Section 8.4.4 respectively. In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s request and expense. Additionally, if an action involves a Joint Patent or the Defending Party is not the Party that Controls the Patent Right in question, then the other Party has the right to join any such action.

Section 9.6 Third Party Declaratory Judgment or Similar Action.

9.6.1 If a Third Party asserts, in a declaratory judgment action or similar action or claim filed by such Third Party, that any UGNX Patent, Licensed Patent or Joint Patent, is invalid or unenforceable, then the Party first becoming aware of such action or claim shall promptly give written notice to the other Party.

9.6.2 The Party having the right to prosecute such Patent Rights under Section 9.2 shall use Commercially Reasonable Efforts to defend against such action or claim. Any Costs with respect to such defense with respect to such Patent Rights shall be borne by the Party or Parties responsible for the expenses of prosecuting such Patent Rights, and the Parties shall reimburse one another for such expenses in the same manner as the Parties are to bear and reimburse one another for the expenses relating to prosecution and maintenance of Patent Rights in accordance with Section 9.2. If such Party fails, notwithstanding the foregoing, to assume such defense and use Commercially Reasonable Efforts in respect to any Licensed Patent, UGNX Patent, or Joint Patent, the other Party or its Affiliate or Sublicensee shall have the right to defend against such action or claim at the other Party’s expense.

Section 9.7 Enforcement.

9.7.1 Notice of Infringement. The Parties shall inform each other promptly of any infringement or suspected infringement of any Licensed Patent, UGNX Patent or Joint Patents and the Parties shall promptly confer to consider the best appropriate course of action.

9.7.2 UGNX Right to Enforce. UGNX shall have the first right to enforce (a) the Licensed Patents and Joint Patents in the UGNX Territory and (b) the UGNX Patents. UGNX shall at all times keep Mereo informed as to the status of such enforcement pursuant to this Section 9.7.2. UGNX may, at its own expense, institute suit against any infringer or alleged infringer and control and defend such suit (including any counterclaim in connection therewith) in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Section 9.7.5. Upon UGNX’s request, Mereo shall reasonably cooperate in any such litigation at UGNX’s expense. UGNX shall not enter into any settlement of any claim described in this Section 9.7.2 that admits to the invalidity or unenforceability of any Licensed Patents, UGNX Patents or Joint Patents (or otherwise affects the scope, validity or enforceability of such Patent Rights), incurs any financial liability on the part of Mereo or requires an admission of liability, wrongdoing or fault on the part of Mereo without Mereo’s prior written consent, not to be unreasonably withheld, delayed or conditioned, provided that the foregoing shall not limit UGNX’s final decision making authority to obtain a license with respect to Third Party IP necessary for the Exploitation of the Licensed Product in the UGNX Territory pursuant to Section 8.3.4. If UGNX does not elect to enforce any Patent Right as described in the first sentence of this Section 9.7.2, then Mereo shall be entitled to do so. Mereo shall not enter into any settlement of any claim described in this Section 9.7.2 that admits to the invalidity or unenforceability of any Licensed Patents, UGNX Patents, or Joint Patents (or otherwise effects the scope, validity or enforceability of such Patent Rights), incurs any financial liability on the part of UGNX or requires an admission of liability, wrongdoing or fault on the part of UGNX without UGNX’s prior written consent, not to be unreasonably withheld, delayed or conditioned.

9.7.3 Mereo Right to Enforce. Mereo shall have the first right to enforce the Licensed Patents and the Joint Patents in the Mereo Territory. Mereo shall at all times keep UGNX informed as to the status of such enforcement pursuant to this Section 9.7.3. Mereo may, at its own expense, institute suit against any infringer or alleged infringer and control and defend such suit (including any counterclaim in connection therewith) in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Section 9.7.5. Upon Mereo’s request, UGNX shall reasonably cooperate in any such litigation at Mereo’s expense. Mereo shall not enter into any settlement of any claim described in this Section 9.7.3 that admits to the invalidity or unenforceability of any Licensed Patents (or otherwise affects the scope, validity or enforceability of such Licensed Patents), incurs any financial liability on the part of UGNX or requires an admission of liability, wrongdoing or fault on the part of UGNX without UGNX’s prior written consent, not to be unreasonably withheld, delayed or conditioned; provided that the foregoing shall not limit Mereo’s final decision making authority to obtain a license with respect to Third Party IP necessary for the Exploitation of the Licensed Product in the Mereo Territory pursuant to Section 8.4.4. If Mereo does not elect to enforce any Patent Right in the Mereo Territory as described in the first sentence of this Section 9.7.3, then UGNX shall be entitled to do so, provided that UGNX shall not enter into any settlement of any claim described in this Section 9.7.3 that admits to the invalidity or unenforceability of any Licensed Patents or Joint Patents (or otherwise effects the scope, validity or enforceability of such Patent Rights), incurs any financial liability on the part of Mereo or requires an admission of liability, wrongdoing or fault on the part of Mereo without Mereo’s prior written consent, not to be unreasonably withheld, delayed or conditioned.

9.7.4 Progress Reporting. The Party initiating or defending any enforcement action under this Section 9.7 (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of any such enforcement action, and such other Party shall have the individual right to participate with counsel of its own choice at its own Costs.

9.7.5 Allocation of Recoveries. Except as otherwise expressly provided herein, the Costs of the Party bringing suit under this Section 9.7 shall be borne by such Party, and any damages, settlements or other monetary awards recovered shall be shared as follows: (a) the amount of such recovery [***].

9.7.6 Biosimilar Applications. Without limiting the foregoing, each Party shall promptly notify the other Party in writing if it becomes aware of the submission by a Third Party to a Regulatory Authority of a Biosimilar Application, including if such Party receives a notice of commercial marketing provided by such Third Party applicant for such Biosimilar Application pursuant to Section 351(l)(8)(A) of the PHSA or a copy of the Biosimilar Application. Each Party that is permitted under applicable Laws to obtain a copy of the Biosimilar Application and related confidential information (including in accordance with Section 351(l)(1)(B)(iii) of the PHSA) shall seek and obtain such information and, if a Party is not able to obtain such information, then to the extent permissible under applicable Laws, the other Party shall provide copies of such Biosimilar Application and related confidential information to the first Party. As reasonably requested by UGNX and to the extent permitted by applicable Laws, in the U.S., Mereo shall provide information regarding any Licensed Patent and any other applicable Patent Rights that should be listed pursuant to Section 351(l)(1)(3)(A) or Section 351(l)(7) of the PHSA. UGNX shall, as permitted by applicable Laws, (i) provide Mereo copies of the lists, statements, and other communications exchanged with the applicant for a Biosimilar Application pursuant to Section 351(l)(3)-(5) and (7) of the PHSA, (ii) keep Mereo informed of any material steps taken in the process described in Section 351(l)(3)-(5) and (7) of the PHSA, and (iii) consult with and consider in good faith any comments from Mereo with respect to UGNX’s performance of the obligations of the reference product sponsor pursuant to Section 351(l)(3)-(5) and (7) of the PHSA, including the preparation of the lists, statements, and other communications described therein. Upon UGNX’s request, and at UGNX’s cost, Mereo shall assist in seeking an injunction against any commercial marketing by the filer of a Biosimilar Application as permitted pursuant to Section 351(l)(8)(B) of the PHSA or in filing an action for infringement against the filer of such Biosimilar Application. The Parties recognize that procedures other than those set forth above may apply with respect to applications for Biosimilar Products. In the event that the Parties determine that certain provisions of applicable Laws in the United States or in any other country in the UGNX Territory or Mereo Territory apply to actions taken by the Parties with respect to applications for Biosimilar Products in such country, the Parties shall comply with any such applicable Laws in such country (and any relevant and reasonable procedures established by Parties) in exercising their rights and obligations with respect to applications for Biosimilar Products under this Section 9.7.6, provided that a Party shall have the right to control the actions contemplated by this Section 9.7.6 in its territory (i.e., UGNX in the UGNX Territory and Mereo in the Mereo Territory). The Party that does not control the actions contemplated by this Section 9.7.6 shall cooperate with the controlling Party in implementing any decisions that the controlling Party elects to take pursuant to this Section 9.7.6.

Section 9.8 Trademarks. The Parties shall discuss and agree, through the JCC, and where applicable, the JSC, a global branding strategy for the Licensed Product. UGNX shall own all right, title and interest in and to any trademarks (including any international nonproprietary names or other names) adopted by the JCC for use with the Licensed Product (the “Product Trademarks”) in the UGNX Territory and Mereo shall own all right, title and interest in and to any Product Trademarks in the Mereo Territory. Neither Party shall, directly or indirectly: (a) use in their respective businesses, any trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any Product Trademarks of the other Party and (b) do any act which endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Product Trademarks of the other Party. Each Party shall conform to the customary industry standards for the protection of the Product Trademarks with respect to manner of use of such Product Trademarks in its territory. Without limiting any pre-existing trademarks a Party may have, neither Party shall, directly or indirectly, attack, dispute, or contest the validity of or ownership of any Product Trademark or any registrations issued or issuing with respect thereto. Each Party shall be responsible, at its sole Cost, for the registration, filing, and maintenance of its own Product Trademarks. Each Party will monitor the Product Trademarks against infringing uses within its territory. Each Party will promptly notify the other Party of any infringement or threatened infringement of any of the Product Trademarks of which it becomes aware, and the patent enforcement provisions under Sections 9.7.1 to 9.7.5 with respect to Licensed Patents shall apply mutatis mutandis. Upon an expansion of UGNX Territory under Section 2.2.4, Mereo shall immediately assign to UGNX all rights, title and interest in and to all Product Trademarks owned by Mereo in the country(ies) that are added to the UGNX Territory. Upon termination (but not expiration) of this Agreement in whole or on a country-by-country basis under Article 14, UGNX shall immediately assign to Mereo all rights, title and interest in and to all Product Trademarks owned by UGNX in the UGNX Territory or the Terminated Country(ies) within the UGNX Territory, as applicable.

ARTICLE 10. REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 10.1 Mutual Representations and Warranties. Each of UGNX and Mereo represents and warrants to the other Party, as of the Execution Date and the Effective Date, that:

(a) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

(b) this Agreement is legally binding upon it and enforceable in accordance with its terms and the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate action and do not and will not: (i) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, or violate any material applicable Laws; (ii) violate its charter documents, bylaws or other organizational documents or any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect and applicable to such Party; or (iii) require any consent or approval of its stockholders or similar action; and

(c) subject to Section 10.5 with respect to HSR Clearance, all consents, approvals and authorizations from all Governmental Authorities or other Third Parties required to be obtained by it in connection with this Agreement have been obtained.

Section 10.2 Additional Mereo Representations, Warranties and Covenants. Mereo represents and warrants to UGNX that, as of the Execution Date and the Effective Date (except with respect to the representations and warranties set forth in Section 10.2(f)(i), Section 10.2(i), Section 10.2(j), Section 10.2(k), and Section 10.2(l), which shall be true and accurate as of the Execution Date, and for which Mereo shall promptly inform UGNX in the event, between the Execution Date and the Effective Date, any such representation and warranty is no longer true or accurate):

(a) it is duly incorporated and validly existing under the Laws of England and Wales, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) it has full legal or beneficial title and ownership of, or license to, the Licensed Patents as is necessary to grant the licenses (or sublicenses) to UGNX to such Licensed Patents that Mereo purports to grant pursuant to this Agreement;

(c) it has the rights necessary to grant the licenses to UGNX under the Licensed IP that Mereo purports to grant pursuant to this Agreement and has not granted any Third Party rights that would interfere or be inconsistent with UGNX’s rights hereunder in any material respect;

(d) Mereo either solely owns or has an exclusive license to the Licensed Patents existing as of the Execution Date (other than the Excluded PCT Application and those that are nonexclusively licensed to Mereo pursuant to the [***]), and the Licensed Patents are not subject to any liens or encumbrances;

(e) except with respect to the Excluded PCT Application, each Person who has or has made an inventive contribution to the Licensed Patents or any Licensed Know-How, in each case, owned or purported to be owned by Mereo, has assigned and has executed an agreement assigning its entire right, title and interest in and to such Licensed Patents and Licensed Know-How to Mereo;

(f) (i) the granted Licensed Patents owned by Mereo, and to Mereo’s knowledge the granted Licensed Patents licensed to Mereo as of the Execution Date, are subsisting, and to Mereo’s knowledge, not invalid or unenforceable, in whole or in part, and (ii) the Licensed Patents owned by Mereo as of the Execution Date, have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment (after giving effect to any available extensions);

(g) Mereo will not during the Term grant any right to any Third Party under or with respect to the Licensed IP that would conflict with the rights granted to UGNX hereunder in any material respect or terminate any rights granted by a Third Party to Mereo or its Affiliates that are further granted to UGNX hereunder;

(h) [***] sets forth a complete and accurate list of all Licensed Patents existing as of the Execution Date, identifying whether each such Licensed Patent is owned or licensed to Mereo, and except as expressly identified on [***], none of the Licensed Patents is in-licensed by Mereo;

(i) no claim or action has been brought or, to Mereo’s knowledge, threatened by any Third Party alleging that (i) the Licensed Patents are invalid or unenforceable or (ii) use of the Licensed IP infringes, misappropriates or otherwise conflict or interfere with, or would infringe, misappropriate or otherwise conflict or interfere with any right of any Third Party, and no Licensed Patent is the subject of any interference, opposition, cancellation or other protest proceeding, and Mereo has not received any written notice, from any Third Party asserting or alleging that the Development, Manufacture, use or sale of the Licensed Product infringes, misappropriate or otherwise conflict or interfere with the rights of such Third Party in the UGNX Territory or Mereo Territory;

(j) to Mereo’s knowledge, there are no pending actions, claims, investigations, suits or proceedings against Mereo or its Affiliates, at law or in equity, or before or by any Regulatory Authority, and neither Mereo nor any of its Affiliates has received any written notice regarding any pending or threatened actions, claims, investigations, suits or proceedings against Mereo or such Affiliate, at law or in equity, or before or by any Regulatory Authority, in either case with respect to the Licensed IP;

(k) to Mereo’s knowledge, no Third Party, including any current or former employee or consultant of Mereo, is infringing or misappropriating or has infringed or misappropriated the Licensed IP;

(l) [***]

(m) Mereo has not breached in any material respect the Upstream Agreements, and is otherwise in compliance with such Upstream Agreements, including by timely paying all payments due and payable in accordance with the terms of the Upstream Agreements;

(n) there are no agreements or arrangements to which Mereo or any of its Affiliates is a party that would limit the rights granted to UGNX under this Agreement or that restrict or would result in a restriction in UGNX’s ability to perform the activities under this Agreement;

(o) to Mereo’s knowledge, each of the granted Licensed Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Licensed Patent is issued;

(p) Mereo has disclosed or made available to UGNX all material Data and other scientific and technical information known to it as of the Execution Date relating to the Licensed Product, including (i) the safety and efficacy of any Licensed Product, and (ii) the results of all clinical trials conducted on any Licensed Product;

(q) starting from the Execution Date and lasting until the end of the Term, Mereo shall comply with and maintain in full force the [***] and the [***] and shall not amend or modify such agreements, which amendment or modification may adversely affect the rights granted to UGNX under this Agreement, without the prior written consent of UGNX. Mereo shall promptly provide written notice to UGNX describing any breach or alleged breach of either the [***] or the [***] of which it becomes aware, use Commercially Reasonable Efforts to defend an alleged claim of breach, and, if such defense is not successful, cure such breach, and provide UGNX with copies of any correspondence related thereto. UGNX shall be entitled to cure any such breach if Mereo does not do so reasonably in advance of the expiration of any applicable cure period, and set off any Losses (as defined in Section 11.1) incurred in doing so against any payment due to Mereo under this Agreement. In the event of termination of the [***], Mereo shall promptly use best efforts to enable UGNX to obtain a license directly from Novartis; and in the case of termination of the [***], Mereo shall promptly (i) use Commercially Reasonable Efforts to enable UGNX to obtain a license directly from [***] or (ii) exercise its rights under the [***] to cause Novartis to use best efforts as provided in the [***] to enable Mereo to obtain a license directly from [***], in each case where applicable, that grants substantially the same rights granted to UGNX under this Agreement;

(r) to Mereo’s knowledge, except for the sublicenses, benefits, and other rights granted to Mereo in Article 3 of the [***] and sublicensed to UGNX pursuant to Section 2.2.3, there are no sublicenses, benefits, or other rights arising under or related to [***] that would be reasonably necessary for UGNX to exercise its rights under this Agreement, including the right to Develop, Manufacture, and Commercialize the Licensed Products; and

(s) In connection with Exploitation of the Licensed Product, Mereo is and for the past five (5) years has been, in material compliance with (a) all Data Security and Privacy Laws; (b) all policies of Mereo relating to the privacy, protection and security of PII; and (c) all contractual and other legal requirements to which Mereo is subject with respect to the privacy, protection, and security of PII; and has in place commercially reasonable safeguards to protect the confidentiality and security of PII, including from unauthorized access or misuse, based on Data Security and Privacy Laws.

Section 10.3 Additional UGNX Representations, Warranties and Covenants. UGNX represents and warrants to Mereo that, as of the Execution Date and the Effective Date (except with respect to the representations and warranties set forth in Section 10.3(f), Section 10.3(g), Section 10.3(h) and Section 10.3(i), which shall be true and accurate as of the Execution Date, and for which UGNX shall promptly inform Mereo in the event, between the Execution Date and the Effective Date, any such representation and warranty is no longer true or accurate):

(a) it is duly incorporated and validly existing under the Laws of Delaware, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) it has full legal or beneficial title and ownership of, or an exclusive license to, the UGNX Patents as is necessary to grant the licenses (or sublicenses) to Mereo to such UGNX Patents that UGNX purports to grant pursuant to this Agreement;

(c) it has the rights necessary to grant the licenses to Mereo under UGNX IP that UGNX purports to grant pursuant to this Agreement and has not granted any Third Party rights that would interfere or be inconsistent with Mereo’s rights hereunder in any material respect;

(d) UGNX either solely owns or has an exclusive license to the UGNX Patents existing as of the Execution Date and such UGNX Patents are not subject to, any liens or encumbrances;

(e) UGNX will not during the Term grant to any Third Party any rights or licenses under such Patent Rights that would conflict with the licenses granted to Mereo hereunder in any material respect and UGNX has not terminated any rights granted by a Third Party to UGNX or its Affiliates that are further granted to Mereo hereunder;

(f) to UGNX’s knowledge, no Third Party has made any claim or allegation to UGNX or its Affiliates in writing that a Third Party has any right or interest in or to the UGNX Patents;

(g) no claim or action has been brought or, to UGNX’s knowledge, threatened in writing by any Third Party alleging that (i) the granted UGNX Patents owned by UGNX are invalid or unenforceable or (ii) use of the UGNX IP owned by UGNX infringes or misappropriates or would infringe or misappropriate any right of any Third Party, and no UGNX Patent owned by UGNX is the subject of any interference, opposition, cancellation or other protest proceeding. UGNX has not received any written notice from any Third Party asserting or alleging that the Development, Manufacture, use or sale of the Licensed Product infringes the rights of such Third Party;

(h) to UGNX’s knowledge, there are no pending actions, claims, investigations, suits or proceedings against UGNX or its Affiliates, at law or in equity, or before or by any Regulatory Authority, and neither UGNX nor any of its Affiliates has received any written notice regarding any pending or threatened actions, claims, investigations, suits or proceedings against UGNX or such Affiliate, at law or in equity, or before or by any Regulatory Authority, in either case with respect to the UGNX IP and that would reasonably be expected to have a material adverse effect on Mereo’s rights under this Agreement; and

(i) to UGNX’s knowledge, no Third Party, including any current or former employee or consultant of UGNX, is infringing or misappropriating or has infringed or misappropriated the UGNX and that would reasonably be expected to have a material adverse effect on Mereo’s rights under this Agreement.

Section 10.4 Mutual Covenants.

(a) Employees, Consultants and Contractors. Each Party covenants that it has obtained or will obtain written agreements from each of its and its Affiliate’s employees, consultants and contractors who perform research or Development activities pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign inventions in a manner consistent with the provisions of this Agreement.

(b) Debarment. Each Party represents, warrants and covenants to the other Party that it is not debarred, excluded, disqualified, or the subject of disbarment, exclusion or disqualification proceedings under the U.S. Food, Drug and Cosmetic Act or comparable Laws in any country or jurisdiction other than the U.S. and, to its knowledge, does not, and will not during the Term knowingly, employ or use, directly or indirectly, including through Affiliates or Sublicensees, the services of any person who is debarred, excluded, disqualified, or the subject of disbarment, exclusion or disqualification proceedings in connection with activities relating to the Licensed Product. In the event that either Party becomes aware of the debarment, exclusion or disqualification or threatened debarment, exclusion or disqualification of any person providing services to such Party, directly or indirectly, including through Affiliates or Sublicensees, which directly or indirectly relate to activities contemplated by this Agreement, such Party shall promptly notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.

(c) Anti-Corruption Compliance.

(i) Each Party agrees, on behalf of itself and its subsidiaries, and their respective officers, directors, employees, Affiliates and agents, that, in connection with the matters that are the subject of this Agreement, and the performance of its obligations hereunder:

A. It will comply with the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, and any other applicable Laws or regulations relating to or concerning public or commercial bribery or corruption (collectively, “Anti-Bribery and Anti-Corruption Laws”), and will not take any action that will cause the other Party or its Affiliates to be in violation of any such laws.

B. It will not, directly or indirectly, pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give or authorize the giving of anything of value to any person, including any Public Official or Entity, for the purpose of improperly influencing the acts of a Public Official or Entity to induce them to use their influence with any Governmental Authority, or improperly obtaining or retaining business or any improper advantage in connection with this Agreement, or that would otherwise violate any applicable Anti-Bribery and Anti-Corruption Laws.

C. It will not directly or indirectly solicit, receive or agree to accept any payment of money or anything else of value in violation of any applicable Anti-Bribery and Anti-Corruption Laws.

D. It has adopted applicable anti-corruption policies (“Anti-Corruption Policies”) and will train its employees involved in the performance of its obligations under this Agreement to comply with such Anti-Corruption Policies and applicable Anti-Bribery and Anti-Corruption Laws.

(ii) Each Party, on behalf of itself and its subsidiaries, and their respective officers, directors, employees, represents and warrants to the other Party that, in connection with the matters that are the subject of this Agreement, and the performance by each Party of its obligations hereunder:

A. As of the Effective Date, it and, to its knowledge, its Affiliates, agents, and representatives have not committed any Material Anti-Corruption Law Violation.

B. To its knowledge, none of its contracts, licenses or other assets that are the subject of this Agreement were procured in violation of the Anti-Bribery and Anti-Corruption Laws.

(iii) Each Party will keep and maintain accurate books, accounts, invoices and reasonably detailed financial records in connection with the performance of its obligations under, and payments made in connection with, this Agreement, including any costs, fees, and expenses, and all records required to establish compliance with the provisions of this Section 10.4(c), until the later of (A) six (6) years after the end of the period to which such books and records pertain or (B) the expiration of the applicable statute of limitations (or any extension thereof).

(iv) If a Party becomes aware that any of its owners, partners, officers, directors or employees becomes during the Term a Public Official or Entity in a position to take or influence official action for or against a Party in connection with the performance of its obligations under this Agreement, that Party will promptly notify the other Party. A Party shall (to the extent legally permissible) as soon as reasonably practicable notify the other Party upon receiving a formal notification that it is the target of a formal investigation by a Governmental Authority for an Anti-Corruption Law Violation or upon receipt of information from any of its representatives that any of them is the target of a formal investigation by a Governmental Authority for an Anti-Corruption Law Violation, in either case in connection with this Agreement.

(v) If either Party requests that any other Party complete a compliance certification certifying compliance with this Section 10.4(c), which request shall occur no more than once every twelve (12) months, such other Party shall promptly complete and deliver such compliance certification truthfully and accurately. If either Party requests, in connection with a Corporate Integrity Agreement or similar arrangement with a Governmental Authority, that any other Party complete a compliance certification certifying adherence to and compliance with such other Party’s code of conduct and compliance program with respect to such other Party’s activities under this Agreement, which request shall occur no more than once per Calendar Year, such other Party shall cooperate with the first Party to promptly complete and deliver such compliance certification truthfully and accurately, and should there be reasonable additional requests of such other Party as a result of a Corporate Integrity Agreement or similar arrangement with a Governmental Authority of the requesting Party, such other Party shall comply with such requests.

(vi) In the event that a Party has a good faith reason to believe that (A) the other Party may be in breach or violation of any representation, warranty or undertaking in this Section 10.4(c), and (B) such breach or violation would cause such Party or its Affiliates to be in violation of Anti-Bribery and Anti-Corruption Laws, then such Party shall have the right to conduct an examination and audit of relevant books and records of the other Party upon reasonable prior written notice, and, during the pendency of such examination, to suspend any obligations on the part of such Party to the other Party. In the event that a Party becomes aware, whether or not through audit, that the other Party is in breach of or in violation of any representation, warranty or undertaking in this Section 10.4(c), then that Party shall have the right to take such steps as are reasonably necessary in order to avoid a violation or continuing violation of the Anti-Bribery and Anti-Corruption Laws, including by requesting such additional representations, warranties, undertakings and other provisions including a further audit as it believes in good faith are reasonably necessary.

(d) Data Privacy and Security. Each Party covenants that it will comply with all applicable Data Security and Privacy Laws in its performance of its obligations under this Agreement. The Parties will enter into a written agreement governing Personal Data and PII protection prior to exchanging any Personal Data and PII under this Agreement consistent with applicable Data Security and Privacy Laws to safeguard such Personal Data and PII.

Section 10.5 HSR.

10.5.1 HSR Filing. Each of UGNX and Mereo shall make an HSR Filing within ten (10) business days after the Execution Date, unless the Parties together determine that no HSR Filing is required for the activities and licenses contemplated under the Agreement. The Parties shall cooperate with one another to the extent necessary in the preparation of any such filings. Each Party shall be responsible for its own costs and expenses associated with any such filings, provided that UGNX shall be solely responsible for the HSR Filing fees.

10.5.2 HSR Clearance. In connection with obtaining HSR Clearance, UGNX and Mereo shall use their respective commercially reasonable efforts to resolve as promptly as practicable any objections that may be asserted by the FTC or the DOJ with respect to the transactions notified in the HSR Filing. The term “commercially reasonable efforts” as used in this Section 10.5.2 shall not require UGNX or Mereo to (a) sell, divest (including through a license or a reversion of licensed or assigned rights), hold separate, transfer, or dispose of any assets, operations, rights, product lines, or businesses, or interests therein, of itself or any of its Affiliates (or consent to any of the foregoing actions), or (b) litigate or otherwise formally oppose any determination (whether judicial or administrative in nature) by a Governmental Authority seeking to impose any of the restrictions referenced in clause (a) above.

10.5.3 Cooperation. In connection with obtaining HSR Clearance, each of UGNX and Mereo shall (a) cooperate with each other in connection with any investigation or other inquiry relating to an HSR Filing and the transactions contemplated by this Agreement; (b) keep the other Party or its counsel informed of any communication received from or given to the FTC or DOJ relating to the HSR Filing and the transactions contemplated by this Agreement (and provide a copy to the other Party if such communication is in writing); (c) reasonably consult with each other in advance of any meeting or conference with the FTC or DOJ, and, to the extent permitted by the FTC or DOJ, give the other Party or its counsel the opportunity to attend and participate in such meetings and conferences; and (d) permit the other Party or its counsel to review in advance, and in good faith consider and incorporate where appropriate, the views of the other Party or its counsel concerning, any submission, filing or communication (and documents submitted therewith) intended to be given to the FTC or DOJ.

Section 10.6 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 10, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, OR FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT EITHER PARTY WILL BE SUCCESSFUL IN OBTAINING ANY PATENT RIGHTS, OR THAT ANY PATENT RIGHTS WILL ISSUE BASED ON A PENDING APPLICATION. WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT THE PRODUCTS WILL BE SUCCESSFUL, IN WHOLE OR IN PART.

ARTICLE 11. INDEMNIFICATION

Section 11.1 By Mereo. Mereo shall defend UGNX, its Affiliates, and each of their respective directors, officers, employees and agents (the “UGNX Indemnified Parties”), at Mereo’s Costs, and will indemnify and hold UGNX and the other UGNX Indemnified Parties harmless from and against any claims, losses, costs, damages, fees or expenses (including reasonable legal fees and expenses) (collectively, “Losses”) to the extent resulting from any claims, actions, suits or proceedings brought by a Third Party (including product liability claims) (a “Third Party Claim”) arising out of (a) the gross negligence or willful misconduct of Mereo, its Affiliates or their respective Sublicensees in connection with its activities under this Agreement; (b) the breach of this Agreement or the representations, warranties and covenants made hereunder by Mereo, (c) the breach of the [***] or the [***] by Mereo, (for clarity, except to the extent such breach is attributable to a breach of this Agreement by UGNX that in turn results in a breach of the [***] or the [***]); or (d) the Development, Manufacture, Commercialization or other Exploitation of the Licensed Product by or on behalf of Mereo or its Affiliates or their respective Sublicensees (i) prior to the Effective Date, or (ii) during the Term in the Mereo Territory; except, in each case ((a)-(d)), to the extent such Losses result from negligence or willful misconduct of any UGNX Indemnified Party or are attributable to the circumstances described in clause (b) or (c) of Section 11.2.

Section 11.2 By UGNX. UGNX shall defend Mereo, its Affiliates and their respective directors, officers, employees and agents (the “Mereo Indemnified Parties”), at UGNX’s Cost, and will indemnify and hold Mereo and the other Mereo Indemnified Parties harmless from and against any Losses to the extent resulting from any Third Party Claims arising out of (a) the gross negligence or willful misconduct of UGNX, its Affiliates, or their respective Sublicensees in connection with its activities under this Agreement; (b) the breach of this Agreement or the representations, warranties and covenants made hereunder by UGNX; or (c) the Development, Commercialization or other Exploitation of the Licensed Product by or on behalf of UGNX, its Affiliates, or their respective Sublicensees during the Term in the UGNX Territory; except, in each case ((a)-(c)), to the extent such Losses result from negligence or willful misconduct of any Mereo Indemnified Party, or are attributable to the circumstances described in clause (b), (c) or (d) of Section 11.1.

Section 11.3 Procedure. The foregoing indemnity obligations shall be conditioned upon (a) the indemnified Party (“Indemnitee”) promptly notifying the indemnifying Party (“Indemnitor”) in writing of the assertion or the commencement of the relevant Third Party Claim (provided, however, that any failure or delay to notify shall not excuse any obligation of the Indemnitor, except to the extent the Indemnitor is actually prejudiced thereby), (b) the Indemnitee granting the Indemnitor sole management and control, at the Indemnitor’s sole expense, of the defense of such Third Party Claim and its settlement, provided, however, that the Indemnitor shall not settle any such Third Party Claim without the prior written consent of the Indemnitee if such settlement does not include a complete release from liability or if such settlement would involve the Indemnitee undertaking an obligation (including the payment of money by the Indemnitee), would bind or impair the Indemnitee, or includes any admission of wrongdoing by the Indemnitee or that any Intellectual Property Rights of Indemnitee or this Agreement is invalid, narrowed in scope or unenforceable, provided, further, that the assumption of the defense of a Third Party Claim by the Indemnitor shall not be construed as an acknowledgment that the Indemnitor is liable to indemnify the Indemnitee in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnitor of any defense it may assert against the Indemnitee’s claim for indemnification, and (c) the Indemnitee reasonably cooperating with the Indemnitor (at the Indemnitee’s expense). The Indemnitee shall have the right (at its own expense) to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification. Notwithstanding the foregoing, Indemnitee shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnitee’s sole cost and expense unless (i) the employment thereof has been specifically authorized in writing by the indemnifying Party in writing, (ii) Indemnitor has failed to assume the defense and employ counsel in accordance with Section 11.3 (in which case the Indemnitee shall control the defense) or (iii) the interests of the Indemnitee and Indemnitor with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under applicable Laws, ethical rules or equitable principles. In such event, the Indemnitee shall not settle or compromise such Third Party claim without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld, conditioned or delayed. The Indemnitee shall furnish promptly to the Indemnitor copies of all papers and official documents received in respect of any Losses and Third Party Claims.

ARTICLE 12. LIMITATIONS OF LIABILITY

Section 12.1 LIMITATION OF DAMAGES. IN NO EVENT SHALL A PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS SECTION 12.1 SHALL NOT APPLY WITH RESPECT TO ANY BREACH OF ARTICLE 13, OR FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY. NOTHING IN THIS SECTION 12.1 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER ARTICLE 11 WITH RESPECT TO ANY DAMAGES PAID TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM.

Section 12.2 Insurance. Each Party will, at their own respective expense procure and maintain insurance policies adequate to cover their obligations hereunder as such obligations arise during the Term and consistent with the normal business practices of prudent biopharmaceutical companies of similar size and scope (or reasonable self-insurance sufficient to provide materially the same level and type of protection). Such insurance will not create a limit to either Party’s liability hereunder. Without limiting the foregoing, each Party shall, from and after such time as it commences any Clinical Trial of Licensed Products during the Term, obtain and keep in force and for a period of not less than (a) [***] after termination or expiration of this Agreement, or (b) the date that all statutes of limitation covering claims or suits that may be instituted for personal injury based on the sale or use of the Licensed Product have expired, commercial general liability insurance from a minimum “A-” AM Best rated insurance company, including contractual liability and product liability or clinical trials, if applicable, with coverage limits of not less than [***] in the aggregate, taking into account any applicable umbrella coverage. Such policies shall be primary and non-contributing with respect to any other similar insurance policies available to each Party or its Affiliates. Upon the other Party’s request thereafter, each Party shall furnish the other with a certificate of insurance signed by an authorized representative of such Party’s insurance underwriter evidencing the insurance coverage required by this Agreement and providing for at least [***] prior written notice to the other Party of any cancellation, termination or reduction of such insurance coverage.

ARTICLE 13. CONFIDENTIALITY

Section 13.1 Confidential Information.

13.1.1 Confidential Information. Each Party (the “Receiving Party”) may receive during the course and conduct of activities under this Agreement, certain proprietary or confidential information of the other Party (the “Disclosing Party”) as furnished to the Receiving Party by or on behalf of the Disclosing Party. The term “Confidential Information” means all non-public, confidential or proprietary information or materials of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available by Disclosing Party or at the request of Receiving Party, including any of the foregoing of Affiliates or Third Parties. Without limiting the licenses granted by a Party to the other Party under Section 9.1.2, Confidential Information included in the Joint IP shall constitute Confidential Information of both Parties unless both Parties agree to otherwise.

13.1.2 Restrictions. Starting from the Execution Date and lasting until [***] (or for trade secrets, for so long as such information maintains its legal status as trade secret under applicable trade secret Law) after expiration or termination of this Agreement, Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care). Receiving Party will not use Disclosing Party’s Confidential Information except in connection with the performance of its obligations and exercise of its rights under this Agreement. Receiving Party may disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent [***] Receiving Party’s Affiliates and their employees, subcontractors, consultants or agents who have a need to know such Confidential Information in order to perform its obligations and exercise its rights under this Agreement and who are bound by confidentiality obligations and restrictions on use and disclosure substantially similar to this Article 13. Receiving Party will use diligent efforts to cause those entities and persons to comply with the restrictions on use and disclosure in this Section 13.1.2. Receiving Party assumes responsibility for those entities and persons maintaining Disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein.

13.1.3 Exceptions. Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to the extent that Receiving Party can demonstrate that the Disclosing Party’s Confidential Information: (a) was known to Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to the time of disclosure; (b) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; (c) is obtained by Receiving Party or any of its Affiliates from a Third Party lawfully in possession thereof and without any obligation to keep it confidential or restriction on its use; (d) has been independently discovered or developed by employees, subcontractors, consultants or agents of Receiving Party or any of its Affiliates without the aid, application, use or reference of Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records; or (e) was released from the restrictions set forth in this Agreement by express prior written consent of the Disclosing Party. Confidential Information disclosed to the Receiving Party hereunder shall not be deemed to fall within the foregoing exceptions merely because it is embraced by more general information that falls within such exceptions.

13.1.4 Permitted Disclosures. Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(a) in order to comply with applicable Laws (including any securities law or regulation or the rules of a securities exchange) or with a legal or administrative proceeding, or in connection with prosecuting or defending litigation;

(b) in connection with preparing, filing or seeking Marketing Approvals and other Regulatory Filings for the Licensed Product, filing, prosecuting and enforcing Patent Rights and Product Trademarks in connection with Receiving Party’s rights and obligations pursuant to this Agreement; and

(c) in connection with exercising its rights hereunder, to its Affiliates, potential and future collaborators (including Sublicensees) or independent contractors; permitted acquirers or assignees; and investment bankers, investors and lenders;

provided, however, that (i) with respect to Sections 13.1.4(a) or 13.1.4(b), unless prohibited by applicable Laws, Receiving Party will notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed; and (ii) with respect to Section 13.1.4(c), each of those named people and entities are contractually bound (or where applicable, professionally bound by rules of professional conduct) by restrictions on use and disclosure substantially similar to this Article 13, provided that financial terms shall not be disclosed to any such potential acquirer or investor who, at the time of such disclosure, is involved or has invested in a program related to a Competing Product.

Section 13.2 Terms of this Agreement; Publicity.

13.2.1 Restrictions. The Parties agree that the terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 13.1.4. Except as required by Law or as permitted under Section 13.1.4, each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed (or as such consent may need to be obtained in accordance with Section 13.3 ). Notwithstanding the foregoing, a press release substantially in the form attached hereto as Exhibit 13.2.1 shall be issued by the Parties on or as promptly as practicable after the Effective Date through coordination of the Parties.

13.2.2 Review. Subject to Section 13.2.1, to the extent required by Law or as permitted under Section 13.1.4, if either Party (the “Issuing Party”) desires to issue a press release (other than as set forth on Exhibit 13.2.1) or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, the Issuing Party will provide the other Party (the “Reviewing Party”) with a copy of the proposed press release or public statement (the “Release”). The Issuing Party will specify with each such Release, taking into account the urgency of the matter being disclosed, a reasonable period of time (which shall be no less than [***] unless earlier disclosure is required by applicable Law, or in a proceeding as provided in Section 13.1.4(a) or 13.1.4(b), or pursuant to other agreements between the Parties), within which the Reviewing Party may provide any comments on such Release. If the Reviewing Party notifies in writing that it does not have any comments or fails to respond within the period notified by the Issuing Party, then it shall be deemed that the Reviewing Party has agreed that the Issuing Party may issue such the proposed press release or public statement in the form provided to the Reviewing Party. If the Reviewing Party provides any comments, the Parties will consult on such Release and the Issuing Party shall consider the Reviewing Party’s comments in good faith to prepare a mutually acceptable Release. Neither Party shall be required to seek the permission of the other Party to disclose any information included in a prior Release that has already been publicly disclosed by such Party or by the other Party, in accordance with Section 13.2.1 or this Section 13.2.2, provided that such information remains accurate as of such time and the frequency and form of such disclosure are reasonable.

Section 13.3 Publication. Subject to Section 13.1.4, each Party (in such capacity the “Publishing Party”) agrees that, except as required by applicable Laws, it shall not publish or present, or permit to be published or presented, any results of the Development, use or Commercialization of the Licensed Product, including studies relating to medical affairs activities with respect to the Licensed Product (“Covered Results”), to the extent such results refer to the other Party’s (the “Non-Publishing Party”) Confidential Information, (a) without the prior review by and written approval of UGNX if Mereo is the Publishing Party (which approval shall not be unreasonably withheld, conditioned or delayed), or (b) without the prior review and written approval by Mereo (which approval shall not be unreasonably withheld, conditioned or delayed) if UGNX is the Publishing Party, in accordance with the following:

13.3.1 The Publishing Party shall submit to the other any proposed academic, scientific and medical publication or public presentation that contains Covered Results or otherwise contains the Non-Publishing Party’s Confidential Information.

13.3.2 Such review will be conducted for the purposes of preserving the value of the Covered Results and determining whether any portion of the proposed publication or presentation containing the Non-Publishing Party’s Confidential Information (other than Covered Results) should be modified or deleted. Written copies of such proposed publication or presentation required to be submitted hereunder shall be submitted to the Non-Publishing Party no later than [***] before submission for publication or presentation (the “Review Period”). The Non-Publishing Party shall provide its written comments with respect to such publications and presentations within [***] after its receipt of such written copy, and the Publishing Party shall delete any Confidential Information of the Non-Publishing Party upon request. The Review Period may be extended for an additional [***] in the event the non-publishing Party can, within [***] of receipt of the written copy, demonstrate in writing reasonable need for such extension, including for the preparation and filing of patent applications.

13.3.3 Notwithstanding anything to the contrary in Section 13.3, neither Party shall publish or present any Covered Results without providing prior written notice to other Party and reasonably considering the other Party’s comments thereon (to the extent provided in accordance with this Section 13.3), and to the extent a Reviewing Party has made contribution to the generation of Covered Results, it shall have the right to co-author or otherwise join the Publishing Party in such publication or presentation. The Parties will each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication under this Agreement.

Section 13.4 Relationship to the Confidentiality Agreement. This Agreement supersedes the Confidential Disclosure Agreement; provided, however, that all “Confidential Information” disclosed or received by the Parties thereunder will be deemed “Confidential Information” hereunder and will be subject to the terms and conditions of this Agreement.

Section 13.5 Attorney-Client Privilege. Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the applicable Laws of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties may become joint defendants in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles but are not obligated to do so.

ARTICLE 14. TERM & TERMINATION

Section 14.1 Term.

14.1.1 Effectiveness of this Agreement. This Agreement shall become effective upon the first (1st) business day after the HSR Clearance occurs, unless Parties jointly determine that no HSR Filing is required, in which event this Agreement shall become effective on the Execution Date. If either Party receives a second request for additional information under the HSR Act, this Agreement shall be rescinded upon a rescission notice given by either Party to the other Party, provided that the notifying Party delivers such notice of rescission within ten (10) business days after receipt of such second request under the HSR Act. In the event of such rescission, this Agreement, in its entirety, will be null and void and of no force and effect. Notwithstanding the foregoing, the provisions of Section 10.5, this Section 14.1.1, Article 13 and Article 15 shall become binding and effective as of the Execution Date.

14.1.2 Term of this Agreement. The term of this Agreement shall commence on the Effective Date, and unless terminated earlier as provided in this Article 14, shall continue in full force and effect until expiration of the last-to-expire Royalty Term with respect to the Licensed Product anywhere in the world (the “Term”). Upon the expiration of the applicable Royalty Term with respect to a Licensed Product in a country, the licenses granted by the applicable Party to the other Party under Section 2.1 with respect to such Licensed Product in such country shall all become non-exclusive, fully paid-up, royalty-free, perpetual and irrevocable.

Section 14.2 Termination by Mereo.

14.2.1 Material Breach. Mereo will have the right to terminate this Agreement in the event of any material breach by UGNX of any terms and conditions of this Agreement; provided, however, that such termination will not be effective if such breach has been cured within [***] after written notice thereof is given by Mereo to UGNX specifying the nature of the alleged breach; provided further, however, if such breach is not reasonably subject to cure within [***] after receipt of written notice thereof, then as long as UGNX used Commercially Reasonable Efforts to cure such breach during such [***] period, UGNX shall have an additional [***] to effect such cure provided that UGNX continues to use Commercially Reasonable Efforts to cure such breach during such additional [***] period and shall have provided to Mereo at the beginning of such additional period a written plan on how it intended to cure such breach during such additional period. Notwithstanding the foregoing in this Section 14.2.1, in the event of a good faith dispute as to whether a material breach by UGNX has occurred, the foregoing cure period with respect thereto will be tolled pending final resolution of such dispute in accordance with the terms of this Agreement; provided, however, if such dispute relates to payment, such tolling of the cure period will only apply with respect to payment of the disputed amounts, and not with respect to any undisputed amount. Notwithstanding the foregoing, if the breach and failure to cure contemplated by this Section 14.2.1 is with respect to UGNX’s material breach in one or more (but not all) of the countries in the UGNX Territory (but excluding the U.S.), then Mereo shall not have the right to terminate this Agreement in its entirely, but shall have the right to terminate this Agreement solely with respect to such country(ies) to which such breach and failure to cure applies (each, a “Terminated Country”).

14.2.2 Insolvency. Mereo will have the right to terminate this Agreement if, at any time, UGNX: (a) files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of UGNX or of its assets; (b) proposes a written agreement of composition or extension of its debts; (c) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed within [***] after the filing thereof; (d) passes a resolution for its winding up or proposes to be or is a party to any dissolution or liquidation; or (e) if UGNX makes an assignment for the benefit of its creditors.

14.2.3 Patent Challenge. Mereo will have the right to terminate this Agreement immediately upon written notice to UGNX if UGNX or Affiliates initiates or asserts any Patent Challenge and fails to initiate withdrawal of such Patent Challenge within [***] after such written notice and thereafter fails to withdraw such Patent Challenge within [***] after such written notice. In the event any Sublicensee (or any Person acting on its behalf) of UGNX initiates or asserts any Patent Challenge in any forum, UGNX shall, upon written request by Mereo, terminate the applicable sublicense agreement with such Sublicensee if such Sublicensee fails to initiate withdrawal of such Patent Challenge within [***] after such written request and thereafter fails to withdraw such Patent Challenge within [***] after such written request.

Section 14.3 Termination by UGNX.

14.3.1 Mereo Breach. UGNX will have the right to terminate this Agreement in the event of any material breach by Mereo of any terms and conditions of this Agreement; provided, however, that such termination will not be effective if such breach has been cured within [***] after written notice thereof is given by UGNX to Mereo specifying the nature of the alleged breach; provided further, however, if such breach is not reasonably subject to cure within [***] after receipt of written notice thereof, then as long as and Mereo used Commercially Reasonable Efforts to cure such breach during such [***] period, Mereo shall have an additional [***] to effect such cure provided that Mereo continues to use Commercially Reasonable Efforts to cure such breach during such additional [***] period and shall have provided to UGNX at the beginning of such additional period a written plan on how it intended to cure such breach during such additional period. Notwithstanding the foregoing in this Section 14.3.1, in the event of a good faith dispute as to whether a material breach by Mereo has occurred, the foregoing cure period with respect thereto will be tolled pending final resolution of such dispute in accordance with the terms of this Agreement; provided, however, if such dispute relates to payment, such tolling of the cure period will only apply with respect to payment of the disputed amounts, and not with respect to any undisputed amount. Without limiting any other rights UGNX may have under this Agreement or applicable Laws, if UGNX has the right to terminate this Agreement in its entirety under this Section 14.3.1, it shall have the right to keep this Agreement effective and seek monetary damages or specific performances against Mereo as provided in this Agreement or by applicable Laws.

14.3.2 Insolvency. UGNX will have the right to terminate this Agreement if, at any time, Mereo: (a) files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of Mereo or of its assets; (b) proposes a written agreement of composition or extension of its debts; (c) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed within [***] after the filing thereof; (d) passes a resolution for its winding up or proposes to be or is a party to any dissolution or liquidation; or (e) if Mereo makes an assignment for the benefit of its creditors.

14.3.3 Discretionary Termination. UGNX, in its sole discretion, may terminate this Agreement in whole or on a country-by-country basis at any time after the [***] anniversary of the Effective Date, and the respective rights and obligations thereunder, upon delivery of at least [***] prior written notice to Mereo.

Section 14.4 Effects of Termination in its Entirety. Upon termination (but for clarity not expiration) of this Agreement in its entirety by a Party, as applicable, under Section 14.2 or Section 14.3, then the following shall apply:

14.4.1 Ongoing Clinical Studies. To the extent permitted by applicable Laws and not reasonably expected to have a material adverse effect on patient safety, Mereo shall assume all responsibilities for all ongoing Clinical Trials and Post-Marketing Commitments that UGNX is conducting as of the effective date of termination. Upon Mereo’s request, UGNX shall promptly, at its own Costs (unless this Agreement is terminated by UGNX pursuant to Section 14.3.1 or Section 14.3.2, in which case Mereo shall bear the Costs), (a) transfer to Mereo all Regulatory Filings and Data (including safety data) held by UGNX with respect to all ongoing Clinical Trials and (b) assign, novate or transfer to Mereo all ongoing contracts with CROs and clinical trial sites that relate to ongoing Clinical Trials including any master services agreements and clinical trial agreements, or to the extent such assignment, novation or transfer is not permissible under such contract or applicable Laws, and facilitate Mereo’s engagement with such subcontractors. For clarity, Mereo shall have sole discretion on whether to wind-down, in accordance with accepted biopharmaceutical industry norms and ethical practices, any on-going Clinical Trials or whether to continue such Clinical Trials. For further clarity, UGNX shall be responsible for and pay all Costs that accrued prior to the effective date of termination for the ongoing Clinical Trials that UGNX is conducting as of the effective date of termination.

14.4.2 Termination of Licenses and Sublicense. Subject to Section 14.4.4(e). all relevant licenses and sublicenses granted under Article 2, as of the effective date of such termination, shall terminate automatically unless otherwise agreed in writing by the Parties.

14.4.3 Destruction of Confidential Information. Except to the extent a Party requires the use of the other Party’s Confidential Information to perform its obligations or exercise its rights under Sections 14.4.1 and Section 14.6, each Party shall at the other Party’s written request, destroy all Confidential Information of the other Party that is in its possession as of the effective date of termination (with the exception of one copy of such Confidential Information, which may be retained by the legal department of the Party that received such Confidential Information to confirm compliance with the non-use and non-disclosure provisions of this Agreement), provided that each Party may retain and continue to use such Confidential Information of the other Party to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement. Notwithstanding the foregoing, a Party shall not be required to destroy any Confidential Information stored in computer files created during automatic system back up that are subsequently stored securely by it, that is not accessible to its employees, consultants, or other Third Parties and not for any other uses or purposes.

14.4.4 Licensed Product Reversion. The Licensed Products existing as of the effective date of the termination shall automatically become the “Reversion Licensed Products,” and the following shall apply to the extent applicable:

(a) To the extent that UGNX or its Affiliates holds any Regulatory Filings or Marketing Approvals for the Reversion Licensed Products, at Mereo’s request, all of UGNX’s and its Affiliates’ rights, title and interests therein shall be assigned or transferred to Mereo or its designee. At Mereo’s request, all material documents necessary to further Exploit the Reversion Licensed Products and all Data generated for the Reversion Licensed Products, to the extent possessed or Controlled by UGNX or its Affiliates and not already shared with Mereo, and all of UGNX’s and its Affiliates’ right, title and interest therein and thereto, shall be assigned and transferred to Mereo or its designee as promptly as reasonably practicable thereafter.

(b) At Mereo’s request and to the extent permissible pursuant to applicable Laws, any existing agreements between UGNX or its Affiliates and any Third Party that are solely related to the Exploitation of the Reversion Licensed Products, and all of UGNX’s and its Affiliates’ right, title and interest therein and thereto, shall be assigned and transferred to Mereo or its designee, in each case, to the extent permissible pursuant to the terms thereof, in which case, Mereo or its designee shall assume all of UGNX’s obligations (but for clarity and subject to Section 14.4.4(h), not liabilities accrued by UGNX prior to such transfer) under such transferred agreements with respect to the Exploitation of the Reversion Licensed Products after the effective date of such transfer, and for any such agreement that by its terms cannot be so assigned, UGNX shall reasonably cooperate with Mereo to provide to Mereo the benefits of such agreement.

(c) At Mereo’s request, should UGNX or its Affiliates own or control any inventory of the Reversion Licensed Products suitable for use or sale in the UGNX Territory existing as of the effective date of the termination, UGNX shall notify Mereo in writing and Mereo shall have the right (but not the obligation) to purchase such Reversion Licensed Products from UGNX at a price equal to UGNX’s or its Affiliate’s actual direct cost of procuring such Reversion Licensed Product plus an additional [***].

(d) At Mereo’s request, UGNX shall assign (or, if applicable, cause its Affiliate to assign) to Mereo all of UGNX’s (and such Affiliates’) right, title and interest in and to any trademark (including goodwill) or internet domain name or social media accounts that is specific to the Reversion Licensed Products and used by UGNX or any of its Affiliates in the Exploitation of the Reversion Licensed Products prior to such termination of this Agreement.

(e) Upon the effectiveness of such termination, UGNX shall grant and hereby grants (without further action required) as of such effectiveness of termination, to Mereo an exclusive perpetual, royalty-bearing, worldwide license, with the right to grant sublicenses through multiple tiers of sublicensees, under the UGNX IP and UGNX’s interest in the Joint IP, in each case, that is Controlled by UGNX or any of its Affiliates as of the date of such termination and that is necessary to Exploit such Reversion Licensed Product, solely for the purposes of Exploiting such Reversion Licensed Product, provided, to the extent a Third Party agreement under which UGNX IP is licensed to UGNX and sublicensed to Mereo pursuant to this Section 14.4.4(e) is not assigned by UGNX or its Affiliates to Mereo or its designee pursuant to Section 14.4.4(b), (i) Mereo shall be responsible for (A) making any payments (including royalties, milestones and other amounts) payable by UGNX to Third Parties after the effective date of such termination under such Third Party agreement with respect to the Exploitation of the Reversion Licensed Product, by making such payments directly to UGNX, together with necessary reporting information in sufficient time to enable UGNX to comply with its obligations under such Third Party agreements, and (B) complying with any other obligations included in such Third Party agreement and that are applicable to the Exploitation of the Reversion Licensed Products, and (ii) UGNX shall be responsible for paying or providing to any such Third Party any payments or reports made or provided by Mereo under the preceding subclause (i).

(f) During the Reversion Royalty Term, Mereo shall pay to UGNX royalties that equal to [***] of the Net Sales of the Reversion Licensed Products sold by Mereo, its Affiliates or Sublicensees, and, the definition of “Net Sales,” Section 8.4.3, Section 8.4.4, Section 8.5, and Section 8.8 to Section 8.11 shall apply, mutatis mutandis to the calculation, payment, recording, and auditing of such royalties payable by Mereo for the Reversion Licensed Product.

(g) At Mereo’s request and discretion, UGNX shall return to Mereo or destroy all literature, samples and other sales or sales training materials for the Reversion Licensed Product in the possession of UGNX and its Affiliates as promptly as practical after the date of such termination (to the extent then existing). At Mereo’s request, UGNX shall provide Mereo with copies of lists of distributors and purchasers of the Licensed Product in the UGNX Territory as of the effective date of termination.

(h) The Parties will use Commercially Reasonable Efforts to complete all transfer and transition activities required in this Section 14.4.4 as promptly as practicable following the effective date of such termination and each Party shall be responsible for its own Costs in connection therewith, unless this Agreement is terminated by UGNX pursuant to Section 14.2.1 or Section 14.2.2, in which case Mereo shall bear all such Costs.

Section 14.5 Termination of this Agreement in a Terminated Country. If this Agreement is terminated with respect to a Terminated Country, then the following shall apply:

14.5.1 All licenses and other rights granted by Mereo to UGNX pursuant to Section 2.1.1 and Section 2.2.1 shall automatically be deemed to be amended to exclude, if applicable, the right to Exploit the Licensed Products in such Terminated Country, provided that such licenses and other rights shall survive and continue in effect in such Terminated Country solely for the purpose of furthering the Exploitation of the Licensed Products in the UGNX Territory other than the Terminated Country, including any Development or Manufacturing in support thereof.

14.5.2 Upon termination of this Agreement with respect to the Terminated Country, the Licensed Products Developed or Commercialized in the Terminated Country shall automatically, become the Reversion Licensed Products, and the terms in Section 14.4.4 shall apply, mutatis mutandis, only to the extent exclusively related to the Terminated Country.

14.5.3 The anti-diversion obligations set forth in Section 7.3 shall apply, mutatis mutandis, with respect to the Reversion Licensed Products sold by Mereo, its Affiliates or Sublicensees in the Terminated Country, and the Licensed Product sold by UGNX, its Affiliates or Sublicensees in the UGNX Territory.

Section 14.6 Survival. In addition to the expiration or termination consequences set forth in Section 14.4 and Section 14.5, the following provisions will survive termination or expiration of this Agreement: Article 1 (as applicable to other surviving provisions), Article 11, Article 12, Article 13 and Article 15, and Section 2.2.5, Section 3.2.3, Section 8.7, Section 8.8, Section 8.9, Section 8.10, Section 8.11, Section 8.12 (for sections within Article 8, solely with respect to payments accrued during the Term), Section 9.1, and this Section 14.6. Termination or expiration of this Agreement are neither Party’s exclusive remedy and will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. All other rights and obligations will terminate upon termination or expiration of this Agreement.

ARTICLE 15. MISCELLANEOUS

Section 15.1 Entire Agreement; Amendment. This Agreement and all Exhibits attached hereto or thereto, constitute the entire agreement between the Parties as to the subject matter hereof. All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings with respect to the subject matter of this Agreement, including the Confidential Disclosure Agreement, are hereby superseded and merged into, extinguished by and completely expressed by this Agreement. Neither of the Parties shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by UGNX and Mereo.

Section 15.2 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous Laws in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code, or the analogous provisions in any other country or jurisdiction. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

Section 15.3 Independent Contractors. The relationship between UGNX and Mereo created by this Agreement is solely that of independent contractors. This Agreement does not, for any purpose including tax purposes, create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties, including for all tax purposes. No such Party is a legal representative of the other Party, and no such Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Each such Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

Section 15.4 Governing Law; Jurisdiction. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of New York, without regard to its conflicts of laws provision thereof, except as to any issue which depends upon the validity, scope or enforceability of any UGNX Patent or Licensed Patent, which issue shall be determined in accordance with the laws of the country in which such patent was issued. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of United States District Court for the Southern District of New York, for any matter arising out of or relating to this Agreement and the transactions contemplated hereby (other than the matters and disputes that shall be resolved in accordance with Section 3.1.9). Each Party agrees to commence any such action, suit or proceeding in the United States District Court for the Southern District of New York, or, if such suit, action or other proceeding may not be brought in such court for lack of federal jurisdiction, in another court having jurisdiction over such matter in the State of New York. The Parties irrevocably and unconditionally waive their right to a jury trial. Each Party further agrees that service of any process, summons, notice or document by a nationally recognized overnight courier (receipt requested) to such Party’s respective address set forth in Section 15.5 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 15.4. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any matter arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the Southern District of New York, or, where applicable, the Supreme Court of the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such matter brought in any such court has been brought in an inconvenient forum. The Parties agree that a final judgment in any such matter shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. Any proceeding brought by either Party under this Agreement shall be exclusively conducted in the English language.

Section 15.5 Notice. Any notice required or permitted to be given by this Agreement shall be in writing, in English and refer specifically to this Agreement. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective if (a) delivered by hand or by overnight courier with tracking capabilities, (b) mailed postage prepaid by registered, or certified mail with receipt confirmation, or (c) if neither (a) or (b) is feasible due to a Force Majeure Event, then notice shall be deemed given electronically via email with the notice in the body of the email or attached as a PDF or other electronic file, and addressed or sent as set forth below unless changed by notice so given:

If to Mereo:	Attn: General Counsel
Mereo BioPharma 3 Limited
[***]

with a copy (which shall not constitute notice) to:

[***]

If to UGNX:	Ultragenyx Pharmaceutical Inc.
[***]

with a copy (which shall not constitute notice) to:

[***]

Any such notice delivered via method (a) or (b) shall be deemed given on the date received. Any such notice delivered via method (c) shall be deemed given on the date that the recipient acknowledges receipt of the electronic notice by replying to the sender a message confirming receipt, such acknowledgement and confirmation shall not be unreasonably delayed, withheld, or conditions. A Party may add, delete, or change the Person or address or email address to which notices should be sent at any time upon written notice delivered to the Party’s notices in accordance with this Section 15.5. Each Party providing notice under methods (a) or (b) above shall concurrently with the physical delivery of such notice send each recipient an email with a courtesy PDF copy of the notice, which shall not constitute notice.

Section 15.6 Compliance with Law; Severability. Nothing in this Agreement shall be construed to require the commission of any act contrary to Law. If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable under any present or future Law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) the Parties shall agree upon an amendment of this Agreement pursuant to which a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible shall be added to replace the severed provision.

Section 15.7 Non-Use of Names. Mereo shall not use the name, trademark, logo, or physical likeness of UGNX or any of its respective officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without UGNX’s prior written consent, not to be unreasonably withheld, delayed or conditioned. Mereo shall require its Affiliates to comply with the foregoing. UGNX shall not use the name, trademark, logo, or physical likeness of Mereo or any of its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Mereo’s prior written consent. UGNX shall require its Affiliates and Sublicensees to comply with the foregoing.

Section 15.8 Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed except that either Party shall be free to assign this Agreement (a) to an Affiliate of such Party (for so long as such Affiliate remains an Affiliate) provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate, or (b) in connection with any sale of all or substantially all of the assets of the Party that relate to this Agreement to a Third Party, whether by merger, consolidation, divestiture, restructure, sale of stock, sale of assets or otherwise (a “Sale Transaction”), provided that the party to which this Agreement is assigned expressly agrees in writing to assume and be bound by all obligations of the assigning Party under this Agreement. A copy of a written agreement by an assignee described above shall be provided to the non-assigning Party within [***] of execution of such written agreement. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto. Any attempted assignment of this Agreement in contravention of this Section 15.8 shall be null and void.

Section 15.9 UGNX Sale Transaction or UGNX Acquisition. In the event of (a) a Sale Transaction involving UGNX (such Third Party acquiror and any Affiliate of such Third Party immediately prior to such Sale Transaction, each, a “UGNX Acquirer”), or (b) the acquisition by UGNX or an Affiliate of UGNX, of all or substantially all of the business of a Third Party as such business exists immediately prior to such acquisition (such Third Party and any Affiliate of such Third Party, each, a “UGNX Acquiree”), in each case ((a) or (b)), whether by merger, sale of stock, sale of assets or otherwise (a “UGNX Acquisition”), Intellectual Property Rights of the UGNX Acquirer or the UGNX Acquiree, as applicable, shall not be included in the Patent Rights or Know-How licensed hereunder by UGNX to Mereo or otherwise subject to this Agreement, unless such Intellectual Property Rights of the UGNX Acquirer or the UGNX Acquiree (i) have already been licensed to UGNX and are subject to the licenses granted to Mereo hereunder prior to the consummation of the UGNX Acquisition, or (ii) becomes under Control by UGNX and is used by UGNX, its Affiliates or Sublicensees, in connection with the activities under this Agreement after the UGNX Acquisition.

Section 15.10 Mereo Sale Transaction or Mereo Acquisition. In the event of (a) a Sale Transaction involving Mereo (such Third Party acquiror and any Affiliate of such Third Party immediately prior to such Sale Transaction, each, a “Mereo Acquirer”) or (b) the acquisition by Mereo or an Affiliate of Mereo of all or substantially all of the business of a Third Party as such business exists immediately prior to such acquisition (such Third Party and any Affiliate of such Third Party, each, a “Mereo Acquiree”), in each case ((a) or (b)), whether by merger, sale of stock, sale of assets or otherwise (a “Mereo Acquisition”), Intellectual Property Rights of the Mereo Acquirer, or the Mereo Acquiree, as applicable, shall not be included in the Patent Rights or Know-How licensed hereunder by Mereo to UGNX, or otherwise subject to this Agreement, unless such Intellectual Property Rights of the Mereo Acquirer or the Mereo Acquiree (i) have already been licensed to Mereo and are subject to the licenses granted to UGNX hereunder prior to the consummation of the Mereo Acquisition, or (ii) becomes under Control by Mereo and is used by Mereo, its Affiliates or Sublicensees, in connection with the activities under this Agreement after the Mereo Acquisition. For clarity, subject to the terms of this Agreement, any Intellectual Property Rights of one of Mereo’s upstream licensors (including Novartis and [***]) that is licensed by Mereo to UGNX hereunder shall continue to be included in such license if such licensor becomes a Mereo Acquirer or Mereo Acquiree.

Section 15.11 Waivers. A Party’s consent to or waiver, express or implied, of any other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching Party. A Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition. A Party’s consent in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the Party granting such consent or waiver.

Section 15.12 No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except for the provisions of Article 11 (with respect to which the persons to which Article 11 applies shall be Third Party beneficiaries for Article 11 only in accordance with the terms and conditions of Article 11).

Section 15.13 Force Majeure. Except with respect to delays or nonperformance by a Party caused by the negligent or intentional act or omission of such Party, any delay or nonperformance by such Party (other than payment obligations under this Agreement) will not be considered a breach of this Agreement to the extent such delay or nonperformance is caused by acts of God, natural disasters, acts or failures to act of the government (including any Regulatory Authority) or civil or military authority, fire, floods, epidemics, pandemic (including the COVID-19 pandemic), quarantine, energy crises, war or riots or other similar cause outside of the reasonable control of such Party arising after the Execution Date (each, a “Force Majeure Event”), provided that the Party affected by such Force Majeure Event will promptly begin or resume performance as soon as reasonably practicable after the event has abated.

Section 15.14 Headings; Exhibits; Appendices. Article and Section headings used herein are for convenient reference only, and are not a part of this Agreement. All Exhibits are incorporated herein by this reference.

Section 15.15 Interpretation. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders. The term “including” as used herein means including, without limiting the generality of any description preceding such term. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “herein”, “hereof” and “hereunder” and words of similar import will be construed to refer to this Agreement in its entirety and not to any particular provision hereof. The word “or” has the inclusive meaning represented by the phrase “and/or”. All references to a “business day” or “business days” in this Agreement means any day other than a day which is a Saturday, a Sunday or any day banks are authorized or required to be closed in the State of California or in London, England. The language in all parts of this Agreement shall be deemed to be the language mutually chosen by the Parties. The Parties and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party by virtue of its role as the drafter thereof.

Section 15.16 Counterparts Electronic or Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

ULTRAGENYX PHARMACEUTICAL INC.

By: /s/ [***]
[***]

MEREO BIOPHARMA 3 LIMITED

By: /s/ [***]
[***]

[Signature Page to Collaboration and License Agreement]

Exhibit Section 1.42

[OMITTED]

Exhibit Section 1.89

[OMITTED]

Exhibit 2.4.1

[OMITTED]

Exhibit 4.1.1

[OMITTED]

Exhibit 4.3.2

[OMITTED]

Exhibit 6.2.1

[OMITTED]

2

Exhibit 9.2.2

[OMITTED]

Exhibit 13.2.1

[OMITTED]

2